Final Execution Version
7.21.09

THIRD AMENDED AND RESTATED CONTRIBUTION AGREEMENT

THIS THIRD AMENDED AND RESTATED CONTRIBUTION AGREEMENT (this “Agreement”) is made as of July 21, 2009 (“Effective Date”) by and among Private Escapes Holdings, LLC, a Delaware limited liability company (as assignee in interest to Private Escapes Premiere, LLC, a Colorado limited liability company, “PE”) on behalf of itself and certain of its affiliates (such affiliates being sometimes referred to hereinafter as “PE Affiliates” and being listed in SCHEDULE ONE attached hereto), and Ultimate Escapes Holdings, LLC, a Delaware limited liability company (hereinafter referred to as “Holdings”) on behalf of itself and all of its affiliates (such affiliates being sometimes referred to as “Holdings Affiliates” and being listed in SCHEDULE TWO attached hereto).  Throughout this Agreement, PE, Holdings and/or URH are sometimes referred to as a “Party,” and collectively referred to as the “Parties.”  The Holdings Affiliates and PE Affiliates are collectively referred to as “Affiliates.”

RECITALS:

WHEREAS, Holdings, Ultimate Resort Holdings, LLC, a Delaware limited liability company, (“URH”) and PE (as assignee in interest to Private Escapes Premiere, LLC, a Colorado limited liability company) entered into that certain Contribution Agreement, dated as of September 7, 2007, as further amended by that certain Amended and Restated Contribution Agreement dated May 21, 2008; and amended by that certain Second Amended and Restated Contribution Agreement dated June 12, 2009 (as amended, collectively, the “Contribution Agreement”);

WHEREAS, URH, PE and Ultimate Escapes Clubs, LLC, a Delaware limited liability company (“Escapes Clubs”) entered into that certain Marketing Cooperation Agreement of even date herewith (as  amended, the “Marketing Cooperation Agreement”);

WHEREAS, PE desires to contribute as a PE Capital Contribution the PE Property to Holdings in exchange for the PE Membership Interest (as said terms are defined herein) and Holdings desires to accept the PE Property from PE as a PE Capital Contribution in exchange for the PE Membership Interest on the terms and conditions hereinafter set forth; and

WHEREAS, in accordance with Section 11.6 of the Contribution Agreement , the parties to the Contribution Agreement and the parties hereto desire to amend and restate the Contribution Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises, mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that the Contribution Agreement is hereby amended by striking said Contribution Agreement in its entirety and substituting therefore the following Third Amended and Restated Contribution Agreement:

THIRD AMENDED AND RESTATED CONTRIBUTION AGREEMENT

ARTICLE 1.

Purpose of Holdings; Definitions; Exhibits and Schedules

1.1          Holdings.

a.           Except as set forth in the Marketing Cooperation Agreement, this Agreement sets forth the entire agreement and understanding among the Parties as to the subject matter hereof, and supersedes all prior agreements, oral or written, and all other communications between the Parties relating to the subject matter hereof, including without limitation any and all term sheets and oral agreements.  This Agreement is for the purpose of specifying the Capital Contribution of PE and the conditions, covenants and agreements of the Parties with respect to Holdings.

(i)           The rights, duties, and obligations of the Parties hereto as respects their membership and Membership Interests in Holdings effective as of the Closing Date shall be set forth in the LLC Agreement as defined below.  PE and URH agree to accept and execute the LLC Agreement on the Closing Date and agree to be bound by the terms thereof with respect to their Membership Interests and relationship as respects the operation of Holdings.

(ii)          The Parties’ obligations hereunder are subject to the terms, conditions and covenants herein contained.

1.2          Primary Purpose of Holdings.  The primary purpose of Holdings is to provide luxury vacation opportunities including, without limitation, in the destination club marketplace, and to engage in such other lawful activities as are reasonably necessary or useful to the furtherance of the foregoing purpose, upon and subject to the terms and conditions of the LLC Agreement (the “Business”).  In connection with the Business, and pursuant to the LLC Agreement, Holdings may (i) enter into contracts with Persons for DC Memberships, (ii) buy, lease, sell or otherwise transfer or dispose of real property, any improvements thereon, or any part thereof, and (iii) engage in such other activities as are reasonably incidental to the foregoing with respect to the Business. The Certificate of Organization of Holdings is attached hereto as EXHIBIT “A” and incorporated herein by this reference.

1.3          Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them as follows:

“A.L.T.A.” shall mean American Land Title Association.

“Amenities” shall mean any pool, tennis, beach, golf, spa, exercise, lounge or similar amenity or facility.

“Amenities Club” shall mean any club that provides use or availability of Amenities to PE, Holdings, or any of the PE's Affiliates or Holdings Affiliates or DC Members as may be associated with any of the Real Property.

“Amenities Club Memberships” shall mean any membership related to any Amenities Club which offers or provides use of Amenities to PE, Holdings, or any of the PE Affiliates or Holdings, Affiliates or DC Members as may be associated with any of the Real Property.

“Assumed Liabilities” shall mean any Liability properly allocable (on a per diem basis) and attributable to or arising from the PE Property (specifically excluding the PE Excluded Property), to the extent such Liability relates to the period of time on or after the Closing Date.  For purposes of clarification, Assumed Liabilities shall include: (i) any Lien which is a PE Permitted Exceptions (as respects PE, an amount not to exceed in the aggregate the amount of “Allowable Indebtedness” as set forth on Exhibits C, D and E or otherwise agreed to by the Parties in writing) and any costs or expenses incurred to record new and/or amended mortgages on any Real Property in connection with the CapSource Loan and JDI Loan and all related notarial and recording fees; (ii) prepaid annual dues for DC Members of PE in good standing on the date of Closing; and (iv) all settlement fees and settlement escrow fees charged by the Title Company and payable by PE in connection with the Closing and title search fees, title premiums, real estate taxes, homeowner assessments, recording costs, transfer and/or documentary taxes, and entity maintenance fees and related local counsel legal expenses for certain international PE Affiliates payable by PE at Closing in connection with the PE Real Property being contributed to Holdings hereunder  (collectively, “Assumed PE Closing Costs”) in an amount not to exceed Four Hundred Thousand and No/100 Dollars ($400,000.00) (“Assumed PE Closing Costs Cap”)(v) any Liability related to the Sypris/ITO Settlement; (vi) any Liability related to that certain Promissory Note dated July 9, 2009 made by PE, Private Escapes Pinnacle, LLC, a  Colorado limited liability company, Private Escapes Pinnacle 1600 Broadway, LLC, a New York limited liability company, Private Escapes Platinum, LLC, a  Colorado limited liability company, Private Escapes Platinum Link, LLC, a New York limited liability company in favor of Holdings in the principal amount of Three Hundred and Fifty Thousand and No/100 Dollars ($350,000.00); (vii) any Liability not to exceed Forty-Six  Million and No/100 Dollars ($46,000,000) arising or relating to any refund or redemption obligations for PE DC Members existing as of the Effective Date in good standing on the date of Closing and the PE Resigned Members; provided however that any Liability for such PE Resigned Members shall not exceed and shall be capped at Ten Million and No/100 Dollars ($10,000,000.00) (item (vii) above being hereinafter collectively referred to as “Assumed Membership Refund Obligations”).  Notwithstanding anything in this Agreement to the Contrary, Assumed Liabilities shall expressly exclude any Unassumed Liabilities.

“Balance Sheet Date” shall mean a date thirty (30) days prior to the Closing Date.

“Benefit Plan” shall mean any pensions, retirement, profit-sharing, deferred compensation, stock/membership interest option, employee stock/membership interest ownership, severance pay, vacation, bonus or other stock/membership interest incentive plan, any other written employee program or arrangement, whether arrived at through collective bargaining or otherwise, or any other “Employee Benefit Plan,” as such term is defined in the Employee Retirement Income Security Act of 1974, as amended.

“Business Days” shall mean Monday through Friday but excluding such days that banks in the State of New York are authorized or required to be closed for general business.

"CapSource" or “Lender” shall mean CapitalSource Finance, LLC, a Delaware limited liability company or any affiliate of CapSource.

“CapSource Loan” shall mean that certain Amended and Restated Loan and Security Agreement, to be made and executed as of the Closing Date, by and among Borrowers and any New Borrower (as defined therein), CapSource, as Agent and CapitalSourceBahamas, LLC, as Bahamas Collateral Agent and the Lenders (as defined therein).

“Closing” shall mean that certain occurrence and transaction by which in accordance with Article 2 hereinbelow, the PE Property and that portion of the PE Cash is directly or indirectly contributed by PE and/or the PE Affiliates to Holdings in exchange for the PE Membership Interest.

“Closing Date” shall have the meaning assigned to such term as set forth in Section 6.1 hereof.

“Contract” shall mean any written or oral contract, agreement, understanding, lease, usufruct, license plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which any Person is a party or that is binding on any Person or its securities, assets or business.

“Current Holdings Title Policies/Commitments” shall mean any and all A.L.T.A owner’s policies/commitments issued by the Title Company to Holdings and/or Holdings Affiliates insuring and/or committing to insure Marketable Title to Holdings Real Property.

“Damages” shall mean losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims, Taxes, reasonable costs and reasonable expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, reasonable attorneys’ fees and all other reasonable amounts paid in investigation, defense or settlement of any of the foregoing, but excluding any amount of insurance proceeds actually recovered.  The term “Damages” is not limited to matters asserted by third parties against a Party (or the PE Affiliates or Holdings Affiliates), but includes Damages incurred or sustained by a Party (or the PE Affiliates or Holdings Affiliates) in the absence of third party claims.

“Destination Club” or “Club” shall mean any and all destination clubs offered by PE or any PE Affiliate or Holdings or any Holdings Affiliate, including without limitation Ultimate Escapes Premiere Club, Ultimate Escapes Signature Club and Ultimate Escapes Elite Club.

“DC Memberships” or “DC Members” shall mean all of the Destination Club memberships and Destination Club members and rights, titles and interests in such memberships and members existing or to exist in any of the Destination Clubs to include all residual rights thereto and all promissory notes or other obligations for payment respecting such DC Memberships.

“Declaration” shall mean any declaration of condominium or declaration of covenants, conditions and restrictions or similar declaration recorded as against the Real Property.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Escapes Club Membership Agreement” shall have the meaning ascribed to such term as set forth in Section 2.1(c) hereinbelow.

“Financial Statements -PE” shall mean the unaudited Combined, Consolidated Balance Sheets as of December 31, 2008 of PE and the PE Affiliates and the related Combined, Consolidated Statements of Operations and changes in owners’ deficit, and Cash Flows for the year then ended and the unaudited Combined, Consolidated Balance Sheet of PE and the PE Affiliates as of the Balance Sheet Date and the related Combined, Consolidated Statements of Operations and Changes in Owners’ Deficit, and Cash Flows for the most recent monthly and year to date period then ended.

 “Financial Statements -URH” shall mean the unaudited Consolidated Balance Sheet as of December 31, 2008 of URH and its affiliates and the related  Consolidated Income Statement, and audited Combined Statements of Cash Flow for the period then ended and the unaudited Balance Sheet of URH and its affiliates as of the Balance Sheet Date and the related unaudited Consolidated Income Statement, and unaudited Combined Statements of Cash Flow for the most recent monthly and year to date period then ended.

“Governing Documents-PE” shall mean the documents governing the offering of the DC Memberships by PE and/or PE Affiliates.

“Governing Documents-Holdings” shall mean the documents governing the offering of the DC Memberships by Holdings and/or Holdings Affiliates.

“Governmental Authority” shall mean any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, court authority, board or body.

“Hazardous Materials” shall mean any substance or material defined or designated as a hazardous or toxic waste material or substance or other similar term by any U.S. federal or state environmental statute, regulation or ordinance presently in effect, as such statute, regulation or ordinance has been amended through the Effective Date, or any petroleum or petroleum derivative product.

“Hazardous Materials Contamination” shall mean the contamination (whether presently existing or occurring after the Effective Date of this Agreement) of any improvements, facilities, soil, ground water, ambient air, subsurface strata, biota, or other elements on, or of, the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, ground water, ambient air, subsurface strata, biota or other elements on, or of, any other property as a result of Hazardous Materials emanating from the Real Property, not caused by, resulting from or arising in connection with any act or omission of Holdings, its successors or assigns, or any of their respective employees, contractors or agents occurring after the Closing Date.

“Holdings Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers and DC Members of Holdings and Holdings Affiliates and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers and DC Members of Holdings and Holdings Affiliates, (b) all other accounts or notes receivable of Holdings and Holdings Affiliates and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing; excepting however the Holdings Excluded Property.

“Holdings Cash” shall mean all cash, cash equivalents and short term investments of Holdings and Holdings Affiliates, which shall expressly include any restricted accounts for debt service coverage maintained pursuant to the CapSource Loan; excepting however the Holdings Excluded Property.

“Holdings Content” shall mean the respective proprietary works of authorship of Holdings and/or the Holdings Affiliates, including without limitation, computer software (in object code or source code), scripts, programming codes, data, information, HTML code, images, illustrations, graphics, files, text and or any other written or machine readable expressions of information as may exist in any tangible media; excepting however the Holdings Excluded Property.

“Holdings Data” shall mean names, mailing addresses, email addresses, account information, credit card information, zip codes, age, income and similar information of any Person which is held by Holdings and/or any Holdings Affiliate including any Holdings Member or prospect on any customer list of Holdings and/or any Holdings Affiliate; excepting however the Holdings Excluded Property.

“Holdings DC Memberships” shall mean any and all of the DC Memberships related to the Destination Clubs owned and operated by Holdings and the Holdings Affiliates as of the Effective Date.

“Holdings Excluded Property” shall mean all assets and property, including but not limited to real property and improvements thereon, set forth and identified on EXHIBIT “J” attached hereto, as may be amended from time to time upon written consent of PE.

 “Holdings FF&E” shall mean the fixtures, furnishings and equipment of Holdings and/or any Holdings Affiliate, including, but not limited to, such fixtures, furniture and equipment as exist in any of the Holdings Real Property or any offices used or occupied by Holdings and/or any Holdings Affiliate in the operation of its business; excepting however the Holdings Excluded Property.

“Holdings Intangible Property” shall include all of Holdings’ and Holdings Affiliates’ (1) Leases identified and set forth on EXHIBIT “F”, (2) Amenities Club Memberships, (3) Holdings DC Memberships, (4) rights under all Declarations, (5) rights under assignable licenses or permits, (6) rights to the names “Ultimate Escapes Signature Club”, Ultimate Escapes Premiere Club” and “Ultimate Escapes Elite Club”, (7) Holdings Intellectual Property, (8) Websites, (9) Personal Information, (10) Option Agreements, (11) capital stock, limited liability membership interests or other equity, ownership, proprietary or voting interest in any Person in connection with the Destination Clubs or Holdings DC Memberships, (12) Holdings Accounts Receivable, (13) Holdings Data,  and (14) other business/assets existing as of the Balance Sheet Date; excepting however the Holdings Excluded Property.

“Holdings Intellectual Property” shall mean all copyrights, trademarks, service marks, patents, derivative works, Trade Secrets, Holdings Content and any other assets of Holdings and/or any Holdings Affiliate as may commonly be referred to or known as intellectual property; excepting however the Holdings Excluded Property.

“Holdings’ Knowledge” shall mean the actual knowledge of James Tousignant and/or Phil Callaghan without any duty to inquire or investigate.

 “Holdings Personal Property” shall mean all of Holdings’ and Holdings Affiliates’ boats, planes and motor vehicles (including all cars and golf carts), and all other tangible personal property used in connection with its business; excepting however the Holdings Excluded Property.

“Holdings Permitted Exceptions” “Holdings Permitted Exceptions” shall have the meaning ascribed to such term in Paragraph 5.1 hereof.

“Holdings Property” shall mean, collectively, the Holdings Real Property, the Holdings Intangible Property, the Holdings Personal Property, the Holdings FF&E and all other assets, properties and rights of Holdings and the Holdings Affiliates of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to or utilized in its business, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date,, whether or not owned in the name of Holdings or any of the Holdings Affiliates and wherever located; excepting however the Holdings Excluded Property.

“Holdings Real Property” shall mean all real property and improvements thereon owned or leased  or under contract to be owned or leased by Holdings and/or Holdings Affiliates as of the Closing Date and which are used or useable in the operations of the Holdings and Holdings Affiliates’ respective Destination Clubs,  which are identified and set forth on attached EXHIBIT “G” (the “Holdings U.S. Property”),   EXHIBIT “H” (the “Holdings Foreign Property”), and EXHIBIT “I” (the “Holdings Leased Property”); excepting however the Holdings Excluded Property.  For purposes of this Agreement, the Holdings Real Property shall only include the PE Excluded Property to the extent of such real property is set forth on Exhibit “I” and the PE Affiliates leasehold interest in such real property.

“Holdings Schedules” shall mean the schedules to be provided by Holdings and attached hereto pursuant to Section 4.2.

“Indemnified Party” shall mean any PE Indemnified Party and Holdings Indemnified Party.

“Indemnifying Party” shall mean any Party indemnifying and holding another party harmless in accordance with Article 10 hereof.

 “JDI” means JDI Ultimate, LLC, a Delaware limited liability company, and its successors and assigns.

“JDI Loan” means that certain loan in the principal amount of Ten Million and No/100 Dollars ($10,000,000) by URH in favor of JDI, as may be amended from time to time and as shall be assumed by  Holdings at or prior to the Closing.

“Lease” shall mean any rental arrangement by which PE or any PE Affiliate or Holdings or any Holdings Affiliate has obtained the use of any of the PE Real Property or Holdings Real Property, as applicable.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“Lien” shall mean any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, encroachment, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest, third party interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“LLC Agreement” shall mean that certain First Amended and Restated Operating Agreement of Holdings in the form to be attached hereto as EXHIBIT “B” and incorporated herein by reference no later than three (3) days prior to  Closing or such other date as mutually agreed upon by the Parties.

“Loss” shall mean any and all direct or indirect demands, claims, payments, refunds, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, restitution, actions, causes of action, suits, losses, diminution in the value of any property, Damages, punitive, exemplary or consequential damages payable in respect to or related to any business or property (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, (i) interest, penalties and reasonable attorneys’ fees and expenses, (ii) attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise.

“Marketable Title” and/or “Marketable and Insurable Title” shall mean fee title or a valid enforceable leasehold interest that would be insured by a Title Company doing business in the locations of the Real Property at its regular policy rates under the standard form of ALTA owner’s policy of title insurance (ALTA 2006 Owners Title Policy Form (excepting as respects any Real Property located in State of Florida, in such case the ALTA 1992 Owners Title Policy Form applies)) with the standard or printed exceptions therein deleted and subject only to the Holdings Permitted Exceptions or the PE Permitted Exceptions, as applicable.

“Marketing Cooperation Agreement” shall have the meaning ascribed to such term as set forth in the Recitals  hereof.

“Marks” shall mean trademarks, trade names, logos or designations which the applicable Party uses whether for content or otherwise.

“Material” or “Materially” shall be determined in light of the facts and circumstances of the matter in question; provided, however that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

“Material Adverse Effect” shall mean, when used in connection with any Party to this Agreement, (i) a material adverse effect upon the condition (financial or otherwise), business, affairs, properties, assets, liabilities (actual or contingent), operations and performance of the respective Party taken as a whole after giving effect to any related transaction, (ii) a material adverse effect upon the ability of such Party to consummate the transaction contemplated by this Agreement or any of the other Agreements to which it is or will be a party, (iii) the felony indictment of an officer or director of any Party by any federal, state or local authority, (iv) any claim, demand, commencement of suit, proceeding or action against a Party whereby the damages are reasonably likely to exceed, $5,000,000, or (v) a material adverse effect upon the ability of such Party to perform any of its obligations under this Agreement or any of the other agreements to which it is or will be a party, if such change or effect Materially impairs the ability of such Party to perform its obligations hereunder or thereunder, taken as a whole; provided, however, that no fact, event or occurrence that results from general economic and market conditions shall be deemed to have a Material Adverse Effect.

“Option Agreements” shall mean any agreements existing by and between any Party and any Optionor relating to any real property.

“Optionor” shall mean any Person who has extended a right to buy or right of first refusal or similar right to any Party as respects any real property.

“Order” shall mean any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

“PE Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers and DC Members of PE and PE Affiliates and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers and DC Members of PE and PE Affiliates, (b) all other accounts or notes receivable of PE and PE Affiliates and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing; excepting however the PE Excluded Property.

“PE Appraisals” shall have the meaning assigned thereto in subsection 2.1.d below.

“PE Capital Contribution” shall mean any contribution of the PE Property, made by PE, to the capital of Holdings, whether in the form of cash, equity interests or property, and whether made at Closing or at any time thereafter.  The value of any PE Capital Contribution shall be the amount of cash and the fair market value of any equity interest or property other than cash, as determined a third party appraiser acceptable to Holdings in its reasonable discretion.

“PE Cash” shall mean all cash, cash equivalents and short term investments of PE and the PE Affiliates excepting however the PE Excluded Property.

“PE Content” shall mean the respective proprietary works of authorship of PE and/or the PE Affiliates including without limitation, computer software (in object code or source code), scripts, programming codes, data, information, HTML code, images, illustrations, graphics, files, text and/or any other written or machine readable expressions of information as may exist in any tangible media.

“PE Data” shall mean names, mailing addresses, email addresses, account information, credit card information, zip codes, age, income and similar information of any Person which is held by PE and/or any PE Affiliate including any PE Member on any customer list of PE and/or any PE Affiliate; excepting however the PE Excluded Property.

“PE DC Members” shall mean PE DC Members in good standing as of the date of Closing that have executed and delivered an Escapes Club Membership Agreement.

“PE DC Memberships” shall mean any and all of the DC Memberships related to the Destination Clubs owned and operated by PE and the PE Affiliates as of the Effective Date; excepting however the PE Excluded Property.

“PE Excluded Property” shall mean all assets and property, including but not limited to real property and improvements thereon, set forth and identified on EXHIBIT “F” attached hereto, as may be amended from time to time upon written consent of Holdings.

“PE FF&E” shall mean the fixtures, furnishings and equipment of PE and/or any PE Affiliate, including, but not limited to, such fixtures, furniture and equipment as exist in any of the PE Real Property or any offices used or occupied by PE or any PE Affiliate in the operation of its business; excepting however the PE Excluded Property.

“PE Intangible Property” shall include all of PE’s and PE Affiliate’s (1)  Leases identified and set forth on Exhibit “E” attached hereto and incorporated herein by this reference (2) Amenities Club Memberships, (3) PE DC Memberships in good standing as of the date of the Closing, (4) rights under all Declarations in connection with the PE Real Property, (5) rights under assignable licenses or permits, (6) rights to the names “Private Escapes”, “Private Escapes Premiere” “Private Escapes Platinum”, and “Private Escapes Pinnacle”,(7) PE Intellectual Property, (9) Websites, (10) Personal Information, (11) Option Agreements, (12) capital stock, limited liability membership interests or other equity, ownership, proprietary or voting interest in any Person in connection with the Destination Clubs or PE DC Memberships set forth above, (12) PE Accounts Receivable, (13) PE Data, and (14) other business/assets existing as of the Balance Sheet Date; excepting however the PE Excluded Property.

“PE Intellectual Property” shall mean all copyrights, trademarks, service marks, patents, derivative works, Trade Secrets, PE Content and any other assets of PE and/or any PE Affiliate or used by PE in connection with its business and as may commonly be referred to or known as intellectual property; excepting however the PE Excluded Property.

“PE LLC Memberships” shall mean any and all of PE’s direct or indirect limited liability membership interests in the PE Affiliates; excepting however the PE Excluded Property.

“PE Members” shall mean the DC Members in any of the Clubs operated by PE and/or any PE Affiliate; excepting however the PE Excluded Property.

“PE Membership Interest” shall mean PE’s Membership Interest in Holdings as determined in accordance with Section 3.3 hereinbelow, subject to adjustment as provided in Article 2 herein and/or the LLC Agreement, issued by Holdings to PE in exchange for PE’s PE Capital Contribution in accordance with Section 2.1 below.

“PE Permitted Exceptions” shall have the meaning ascribed to such term in Section 5.2 hereof.

“PE Personal Property” shall mean all of PE’s and PE Affiliates’ boats, planes and motor vehicles (including all cars and golf carts), and all other tangible personal property used in connection with its business; excepting however the PE Excluded Property

“PE Property” shall mean, collectively, the PE Real Property, the PE LLC Memberships, the PE Cash, the PE Intangible Property, the PE Personal Property, the PE FF&E and all other assets, properties and rights of PE and the PE Affiliates of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to or utilized in its business, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the Financial Statements- PE, and whether or not owned in the name of PE or any of the PE Affiliates and wherever located excluding however the PE Excluded Property and any PE Personal Property located therein; excepting however the PE Excluded Property.

“PE Real Property” shall mean the real property and improvements thereon owned or leased or under contract to be owned or leased by PE or any PE Affiliate as of the Closing Date and which are used or useable in the operations of PE Destination Clubs, which are identified and set forth on attached EXHIBIT “C” (the “PE U.S. Property”) and EXHIBIT “D” (the “PE Foreign Property”) and Exhibit “E” (the “PE Leased Property”), attached hereto and incorporated herein by this reference.  Each of Exhibits “C” though “E” shall set forth the location, state, address, owner/lessee of each PE Real Property, and the following: (i) with respect to the owned property, the Allowable Indebtedness and Appraised Value of each owned PE Real Property in accordance with the terms hereof and (ii) with respect to the leased property, the lease expiration date and monthly rent as respects each leased PE Real Property.   For purposes of this Agreement, the PE Real Property shall only include the PE Excluded Property to the extent of such real property is set forth on Exhibit “E” and the PE Affiliates leasehold interest in such real property.

“PE Resigned Members” shall mean  the PE DC Members (defined hereinabove) and UE Members-PE and Current PE Members (as said term are defined in the Marketing Cooperation Agreement) who are on the PE resignation/redemption list as set forth on Schedule 4.1(qq) attached hereto and incorporated herein by this reference.

“PE Schedules” shall mean the schedules to be provided by PE and attached hereto pursuant to Section 4.1 below.

“PE’s Knowledge” shall mean the actual knowledge without any duty to inquire or investigate of Richard Keith, Tommy Robinson and/or Ed Powers.

“Person” shall mean a natural person or any legal, commercial or governmental entity such as, but not limited to, a corporation, partnership, firm, association, joint venture, individual, trust or any other legal entity, including public bodies, whether or not a Party hereto.

“Personal Information” shall mean any information that personally identifies any Person, including any DC Member or any other Person on any customer list.

“Property” shall mean the PE Property and the Holdings Property.

“Real Property” shall mean the PE Real Property and the Holdings Real Property.

“Surviving Obligations” shall mean those obligations set forth in Article 9 and Sections 11.11 and 11.12 of this Agreement.

“Sypris/Ito Designated Real Property” shall mean the real properties and improvements thereon which are identified and set forth on attached EXHIBIT “K”.

“Sypris/ITO Settlement” shall mean the Liability arising out or connection with the settlement agreements/arrangements attached and/or described on Schedule 1.3(a) attached hereto and incorporated herein by this reference.

“Tax” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not, including but not limited to any employment, income, sales or use taxes.

“Tax Returns” shall mean all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

“Title Company” shall mean Fidelity Title Insurance Company or such other title insurance company mutually acceptable to both PE and Holdings, and doing business in the states where the Real Property is located.

“Trade Secrets” shall mean any discoveries, inventions, software (object code or source code), regardless of the stage of development, software and equipment documentation, including flowcharts and diagrams, designs, drawings, and models, internal specifications and testing procedures, Data and Data bases, marketing, development and research plans, novel techniques and procedures, customer lists, bidding policies and procedures, and all miscellaneous marketing information concerning pricing policies, price lists, orders and revenue.

“Unassumed Liabilities” shall mean as respects PE or PE Affiliates the following: (i) any Liability that is not any of the Assumed Liabilities nor specifically assumed pursuant to Section 2.2;  (ii) any Liability relating to the ownership, operation and/or management of the PE Property (including, but not limited to, the PE Real Property) allocable (on a per diem basis) prior to the Closing Date (without regard to when such amounts are due and payable), including, but not limited to, mortgages, construction fees, management fees, maintenance fees, repairs, utility fees, bills, taxes, assessments, rental fees, attorneys fees and any expenses necessary to comply with Section 5.6 below; except as respect Assumed PE Closing Costs that do not exceed in the aggregate the Assumed PE Closing Costs Cap; (iii) any Lien relating to the owned PE Real Property in the aggregate which exceeds the amount of “Allowable Indebtedness” as set forth on Exhibits C or D or otherwise agreed to by the Parties in writing; (iv) any Liability for transfer, documentary, sales, use, registration, value-added and other similar Tax and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and any of the transactions contemplated hereby;  except as respect Assumed PE Closing Costs that do not exceed in the aggregate the Assumed PE Closing Costs Cap; (v) any Liability arising under any Benefit Plan maintained or operated by PE for the period of time prior to the Closing Date; (vi) any Liability of PE that relates to, or that arises out of, the employment or termination of the employment of any employee or former employee of PE (including as a result of the transactions contemplated by this Agreement) that accrued prior to the Closing Date; (vii) any Undisclosed Liabilities; (viii) any costs associated with ensuring that the owned PE Real Property has clear title; (ix) any title insurance premiums incurred for the PE Real Property of or for the benefit of the owners of the Real Property; and (x) all costs relating to opinions of counsel to the Title Company in connection with the issuance of any title insurance in connection with the PE Real Property (items (i)–(x) being hereinafter collectively referred as “Unassumed Liabilities – Closing”);  (xi) any Liability arising from or relating to the Holdings DC Memberships refund or redemption obligations for members in good standing at the Closing Date except as respects the Assumed Membership Refund Obligations; (xii) any Liability prior to the Closing Date, including but not limited to redemption and refund financial obligations, arising from or relating to PE DC Members who have notified any Party of their intent to resign their PE DC Membership prior to the Closing Date excepting the PE Resigned Members; (xiii) any Liabilities arising out of or under any action, claim, lawsuit or suit, pending or, to PE’s Knowledge or Holdings’ Knowledge, threatened, as of the Closing Date against PE, except as relates to the PE Resigned Members and/or the Sypris/ITO Settlement (items (xi)–(xii) being hereinafter collectively referred as “Unassumed Liabilities-Post Closing”).

“Undisclosed Liabilities" shall mean any Liability that is not reflected or reserved against in the PE Financial Statements or fully disclosed in a Schedule.

“Website” shall mean any online site or address developed, owned, maintained or operated by PE or any PE Affiliate or Holdings or any Holdings Affiliate that PE or any PE Affiliate or Holdings or any Holdings Affiliate makes  available to third Persons on the global computer communications network known as the Internet.

1.4          Exhibits and Schedules.  All exhibits and/or schedules attached (or to be attached) to this Agreement, specifically to include the PE Schedules and the Holdings Schedules are by this reference incorporated herein.  Notwithstanding any other provision to this Agreement to the contrary, all exhibits and schedules to be attached to this Agreement (specifically to include the PE Schedules and the Holdings Schedules) shall be agreed upon by the Parties, in writing, and attached hereto no later than July 28, 2009 or such other date as mutually agreed upon by the Parties (the “Schedule Attachment Date”), excepting, however, any exhibit or schedule for which this Agreement expressly provides a date after the Schedule Attachment Date on which such exhibit or schedule may be attached.  In the event that all exhibits and schedules required to be attached hereto on or before the Schedule Attachment Date are not timely mutually agreed to by the Parties and attached hereto, this Agreement shall automatically terminate without any further obligation of the Parties, other than the Surviving Obligations set forth in set forth in Sections 11.11 and 11.12 of this Agreement and any Surviving Obligations set forth in Article 9 related to Sections 11.11 and 11.12.

ARTICLE 2.

PE Capital Contribution; Assumption of Liabilities

2.1	PE Capital Contributions.

a.            Contribution of PE Property.  At Closing, PE, either directly or indirectly through the PE Affiliates, shall contribute the PE Property to Holdings as a Capital Contribution, and Holdings shall accept the PE Property in accordance with the terms and conditions provided in this Agreement and the LLC Agreement.

b.            PE Additional Cash Contribution.

1.           In addition to the PE Property to be contributed to Holdings in accordance with subparagraph  2.1.a above, as a condition to Holdings’ obligation to close the transactions contemplated herein, which condition may be waived, in whole or in part, by Holdings for purposes of consummating such transactions, PE shall additionally contribute all the PE Cash to Holdings at Closing, and Holdings shall accept the same as a Capital Contribution in accordance with the terms and conditions provided in this Agreement and the LLC Agreement  In the event that Holdings, in its sole discretion but not obligation,  at Closing pays, either directly or indirectly, on behalf  of PE or any of the PE Affiliates any of the Unassumed Liabilities, excepting such Assumed PE Closing Costs in an amount not to exceed the Assumed PE Closing Costs Cap, then PE shall be obligated within sixty (60) days from the date of Closing to contribute to Holdings an amount equal to such amount that was actually paid by Holdings at Closing  on behalf of PE and/or PE Affiliates excepting such payments for Assumed PE Closing Costs in an amount not to exceed the Assumed PE Closing Costs Cap (“PE Deficient Closing Cash”), and to the extent not paid in full when due (i.e. sixty (60) days from the date of Closing), the Parties agree that PE’s capital account in Holdings shall be reduced by any amount of the PE Deficient Closing Cash  not contributed and the PE Membership Interest shall be reduced by two-tenth of a percent (0.2%) for each Fifty Thousand and No/100 Dollars ($50,000.00) of such PE Deficient Closing Cash contribution shortfall (or such pro rata portion thereof).

2.           Notwithstanding subparagraph (1) above or any other provision hereof to the contrary, if, at least on or before two (2) days prior to the Closing Date but not greater than five (5) days prior to the Closing Date (“PE Financial Assurance Date”), PE has not provided to Holdings sufficient proof, in writing, as determined by Holdings in its reasonable discretion, that PE is in financial condition to contribute  at least One and No/100 Dollars ($1.00) in PE Cash at Closing  and excepting such Assumed PE Closing Costs in an amount not to exceed the Assumed PE Closing Costs Cap, to pay all of PE’s and PE Affiliates’ costs, expenses and liabilities set forth in this Contribution Agreement or otherwise (specifically to include, without limitation, of the Unassumed Liabilities), including, but not limited to, costs and expenses referenced in Paragraph 5.8(a) hereunder, on or before the Closing Date, then Holdings  have, upon written notice to PE,  the unilateral option any time on or before 5:00 P.M. (EST) of the day which is one (1) day after the PE Financial Assurance Date, to:

(i)           extend the Closing Date and the PE Financial Assurance Date to such dates as Holdings may determine in its reasonable discretion; provided, however, that the Closing date shall not be moved to a date more than 60 days from the Closing Date set forth in Paragraph 6.1 below and the PE Financial Assurance Date shall not be moved to a date more than 30 days from the current PE Financial Assurance Date respectively; or

(ii)          terminate this Agreement without any further obligation of the Parties, other than the Surviving Obligations by providing written notice to PE and the Title Company.

c.           PE DC Memberships.  As a condition to Holdings’ obligation to close the transactions contemplated herein (in addition to such Closing conditions as may be set forth in Paragraph 6.2 below or otherwise contained herein), PE shall (i) contribute or cause to be contributed at least Three Hundred (300) PE DC Members (the “Minimum PE Members”) existing as of at least five (5) days prior to the Closing Date (irrespective of the class or type of such PE DC Memberships) in good standing as of the Closing Date and who shall have executed the Escapes Clubs membership agreement (the “Escapes Clubs Membership Agreements”), the form and substance of which is attached as Schedule 2.1(b)(c) hereto and incorporated herein by this reference, and  (ii)  not have a Liability arising from or related to any redemption obligations for and PE DC Members and/or PE Resigned Members  in the aggregate exceeding the sum of Forty-Six  Million and No/100 Dollars ($46,000,000); provided however that any Liability for such PE Resigned Members shall not exceed and shall be capped at Ten Million and No/100 Dollars ($10,000,000.00). (“Maximum Redemption Obligation”).

d.           PE Appraisals.  Except as set forth on Schedule 2.1(d) attached hereto and incorporated herein by this reference, Holdings acknowledges that PE has delivered completed appraisals of the owned PE Real Property (the “PE Appraisals”) and such PE Appraisals delivered to Holdings are acceptable to Holdings as of the date hereof.

2.2	Assumption of Certain Liabilities.

a.      Subject to the terms and conditions of this Agreement, Holdings shall, as of the Closing Date, assume and be liable for the Assumed Liabilities.

b.      Notwithstanding anything herein to the contrary, Holdings shall not assume or be liable for any Unassumed Liabilities. Such Unassumed Liabilities shall remain the responsibility of PE and/or PE Affiliate, as applicable.  The amount of such Unassumed Liabilities to be paid by PE, to the extent reasonably practicable, shall be determined as of the Closing Date, which amounts due and owing shall be offset by an amount equal to the amount of any prepaid expenses, deposits, advances and other prepayments paid by PE (“Prepaids”).    PE agrees to satisfy and pay all of its Unassumed Liabilities – Closing (less any Prepaids) upon the earlier of: (i) on or prior to the Closing Date (to the extent reasonably practicable) or (ii) promptly upon such Unassumed Liabilities becoming due and payable.  To the extent that either PE fails to make payments for any Unassumed Liabilities – Closing incurred by PE, PE Affiliates or in connection with the PE Property contributed hereunder, then Holdings shall include such amounts in the Post-Closing Reconciliation Statement set forth in Section 3.3 of this Agreement.

ARTICLE 3.

PE Membership Interest; Reconciliation

3.1          PE Membership Interest.  In consideration for PE’s Capital Contribution as set forth in Section 2.1 above, Holdings shall issue to PE the PE Membership Interest, provided that in all events PE (or holders of membership interests in PE as contemplated below) shall execute and deliver at Closing the LLC Agreement and such other subscription agreements, investment statements and related documents as relate to the issuance of the PE Membership Interest as are reasonably requested by Holdings.

3.2          JDI Loan.  In the event that JDI exercises its right, from time to time, to convert all or any portion of the unpaid principal (“Conversion  JDI Amount”) of the JDI Loan to equity in URH in accordance with the terms of the JDI Loan and the URH Operating Agreement, both PE, and Holdings acknowledge and agree that upon the conversion of the Conversion JDI Amount, that all rights, title and interests of JDI as “Lender” under the JDI Loan as to the Conversion JDI Amount shall not be extinguished and shall be deemed to be simultaneously assigned to (or purchased by)  Ultimate Resort, LLC, a Florida limited liability company (“UR”) or its designee’s and each Party expressly consents and accepts such assignment/sale.  The Parties hereto agree to execute and deliver such documents and instruments as are necessary or reasonably requested by UR (or its designee), CapSource or JDI to evidence such assignment, including but not limited to delivering new promissory notes, mortgages and other collateral documents to evidence same.  The Parties further agree that the LLC Agreement shall be amended to expressly incorporate the terms and conditions of this Section 3.2 on or before the Closing Date.

3.3	Reconciliation

a.           Unassumed Liabilities – Closing.  To the extent that it is not reasonably practicable for PE to satisfy any Unassumed Liabilities – Closing on or before the Closing Date, Holdings, in addition to all other rights and remedies available to Holding hereunder, may, but is not obligated to, satisfy and pay such Unassumed Liabilities – Closing on behalf of PE. As soon as practicable after the Closing Date, but in no event more sixty (60) days following the Closing Date, Holdings shall prepare and deliver to PE and all other members of Holdings, a post–closing reconciliation statement (“Post-Reconciliation Statement”) listing: (i) the Unassumed Liabilities – Closing that remain payable by PE; (ii) any Unassumed Liabilities – Closing  that Holdings has paid or satisfied on behalf of  PE (pro rated on a per diem basis) pursuant to the preceding sentence; (iii) any Prepaids made by PE; (iv) the net amount owed by PE or Holdings after offsetting all amounts listed in clauses (i), (ii), and (iii). The Post-Reconciliation Statement shall be calculated in accordance with U.S. Generally Accepted Accounting Principles, consistently applied (“GAAP”). Holdings shall deliver to PE hard copies of the work papers relating to the Post-Reconciliation Statement and any other information reasonably requested by PE in connection with PE’s evaluation of the Post-Reconciliation Statement. Within twenty (20) days after receipt of such Post-Closing Reconciliation Statement, PE may object to such statement by providing written notice (“Dispute Notice”) to Holdings and the other members along with details of such dispute.  If PE timely provides a Dispute Notice, the representatives of PE and Holdings shall meet promptly and attempt in good faith to resolve any differences (the “Reconciliation Settlement”).  If PE and Holdings cannot agree upon a Reconciliation Settlement within ten (10) days after the date of the Dispute Notice, such dispute promptly shall be submitted for resolution to Holdings independent certified public accounting firm (the “CPA Firm”).  The CPA Firm promptly shall resolve the matters that are in disagreement between the parties with respect to the Post-Closing Reconciliation Statement as set forth in the Dispute Notice in accordance with the terms of this Agreement and GAAP, and promptly shall deliver its determination (the “CPA Determination”) in writing to PE and Holdings.  The CPA Determination shall be final and binding upon PE and Holdings.  The fees and expenses of the CPA Firm shall be borne by PE and Holdings pro rata based on the negative difference between the adjustments contained in the CPA Determination from the amounts set forth in the Post-Closing Reconciliation Statement. For the purposes of this Section, the Post-Reconciliation Statement, the Reconciliation Settlement or the CPA Determination shall be deemed to be the “Reconciliation Amount.” Within thirty (30) days following the later of (x) the delivery of the Post-Reconciliation Statement, (y) the effective date of the Reconciliation Settlement, or (z) the delivery of the CPA Determination, the Parties shall pay the applicable Party the Reconciliation Amount as determined in accordance with the foregoing.  In addition to (and not in limitation of) any PE Membership Interest adjustments set forth hereunder (specifically to include sub-Section 2.1.b above), in the event that PE fails to pay in full the Reconciliation Amount within the foregoing thirty (30) day period, PE’s capital account in Holdings shall be reduced by an amount equal to the defaulted amount (the “Defaulted Amount”) and PE’s Membership Interest in Holdings shall be reduced by one percent (1%) for each Five Hundred Thousand and No/100 Dollars  ($500,000.00) of the Defaulted Amount or such pro rata portion thereof.  By way of example, if the Defaulted Amount is $1,000,000.00, the PE’s Membership Interest shall be reduced by two percent (2%).  In the event that PE does not contribute the Defaulting Amount within such thirty (30) day period, for the twenty (20) days thereafter, the other Members of Holdings, on a pro-rata basis, shall have the option of contributing all, but not less than all, of the Defaulted Amount in exchange for Membership Interests equal to the PE Membership Interest reduction.

b.           Unassumed Liabilities – Post Closing.  To the extent that PE fails to satisfy all of the Unassumed Liabilities – Post Closing to the reasonable satisfaction of Holdings and URH on or before one (1) year from the date of Closing, Holdings,  in addition to all other rights and remedies available to Holding hereunder, may, but is not obligated to, either satisfy and pay such Unassumed Liabilities – Post Closing on behalf of PE or to the extent that Holding and/or Holdings Affiliate  incurs any Loss with respect to any Unassumed Liabilities- Post Closing regardless when such Loss occurs provided that Holdings and/or any Holdings Affiliate received written notice of demand and/or claim for such Loss related to the Unassumed Liabilities-Post Closing, including but not limit to being named a party in a lawsuit, within one(1) year from the date of Closing, then within sixty days (60) following the payment by Holdings of any such claims or Loss associated with such Unassumed Liabilities – Post Closing, Holdings shall prepare and deliver to PE and all other members of Holdings, a post closing reconciliation statement (“Post-Reconciliation Statement”) listing: such amount that Holdings has paid and/or satisfied in connection with such Unassumed Liabilities – Post Closing. Holdings shall deliver to PE hard copies of the work papers relating to the Post-Reconciliation Statement and any other information reasonably requested by PE in connection with PE’s evaluation of the Post-Reconciliation Statement. Within twenty (20) days after receipt of such Post-Closing Reconciliation Statement, PE may object to such statement by providing written notice (“Dispute Notice”) to Holdings and the other members along with details of such dispute.  If PE timely provides a Dispute Notice, the representatives of PE and Holdings shall meet promptly and attempt in good faith to resolve any differences (the “Reconciliation Settlement”).  If PE and Holdings cannot agree upon a Reconciliation Settlement within ten (10) days after the date of the Dispute Notice, such dispute promptly shall be submitted for resolution to Holdings independent certified public accounting firm (the “CPA Firm”).  The CPA Firm promptly shall resolve the matters that are in disagreement between the parties with respect to the Post-Closing Reconciliation Statement as set forth in the Dispute Notice in accordance with the terms of this Agreement and GAAP, and promptly shall deliver its determination (the “CPA Determination”) in writing to PE and Holdings.  The CPA Determination shall be final and binding upon PE and Holdings.  The fees and expenses of the CPA Firm shall be borne by PE and Holdings pro rata based on the negative difference between the adjustments contained in the CPA Determination from the amounts set forth in the Post-Closing Reconciliation Statement. For the purposes of this Section, the Post-Reconciliation Statement, the Reconciliation Settlement or the CPA Determination shall be deemed to be the “Reconciliation Amount.” Within thirty (30) days following the later of (x) the delivery of the Post-Reconciliation Statement, (y) the effective date of the Reconciliation Settlement, or (z) the delivery of the CPA Determination, the Parties shall pay the applicable Party the Reconciliation Amount as determined in accordance with the foregoing.  In addition to (and not in limitation of) any PE Membership Interest adjustments set forth hereunder (specifically to include sub-Section 2.1.b above), in the event that PE fails to pay in full the Reconciliation Amount within the foregoing thirty (30) day period, PE’s capital account in Holdings shall be reduced by an amount equal to the defaulted amount (the “Defaulted Amount”) and PE’s Membership Interest in Holdings shall be reduced by one percent (1%) for each Five Hundred Thousand and No/100 Dollars  ($500,000.00) of the Defaulted Amount or such pro rata portion thereof.  By way of example, if the Defaulted Amount is $1,000,000.00, the PE’s Membership Interest shall be reduced by two percent (2%).  In the event that PE does not contribute the Defaulting Amount within such thirty (30) day period, for the twenty (20) days thereafter, the other Members of Holdings, on a pro-rata basis, shall have the option of contributing all, but not less than all, of the Defaulted Amount in exchange for Membership Interests equal to the PE Membership Interest reduction.

3.4          Computation of the initial PE Membership Interest.  At Closing, the initial PE Membership Interest in Holdings shall be eight percent (8%), subject to such adjustments as may be provided in this Agreement and the LLC Operating Agreement.

3.5          Post-Closing Adjustment-PE Membership Interest.  The parties acknowledge and agree that the LLC Agreement shall contain the following provisions as related to post closing adjustments of the PE Membership Interest:

a.           PE’s Optional Contribution I.  For a period of sixty (60) days after the date of Closing, PE, in its sole and absolute discretion, may make (but shall not be obligated to make) additional cash capital contributions to the Company of up to One Million Fifty Thousand and No/100 Dollars ($1, 050,000.00) (a “PE Optional Contribution I”). Such contributions may be made in any number of installments at any time and from time to time, provided that it may be contributed only during the sixty (60) day period following the date of the Closing. In the event that PE timely makes any PE Optional Contribution I, then the  PE Membership Interest shall increase by two-tenth of a percent (0.2%) for each Fifty Thousand and No/100 Dollars ($50,000.00) of such PE Optional Contribution I (or such pro rata portion thereof).

b.           PE’s Optional Contribution II.  For a period of sixty (60) days after the date of Closing, PE, in its sole and absolute discretion, may make (but shall not be obligated to make) additional cash capital contributions to the Company of up to One Million One Hundred Ninety-Six Thousand Eight Hundred Sixty-Six and 67/100 Dollars ($1,196,866.67) (a “PE Optional Contribution II”). Such contributions may be made in any number of installments at any time and from time to time, provided that it may be contributed only during the sixty (60) day period following the date of the Closing. In the event that PE timely makes any PE Optional Contribution II, then the PE Membership Interest shall increase by one percent (1%) for each Five Hundred Thousand and No/100 Dollars  ($500,000.00) of such PE Optional Contribution II (or such pro rata portion thereof).

c.           Net Sale Proceeds - Sypris/Ito Designated Real Property.  Commencing on the date of the Closing and continuing for a period of six (6) months thereafter, Holdings shall use commercially reasonable efforts to market and sell each Sypris/Ito Designated Real Property to a third party; provided Holdings shall not be obligated to accept any offer for the sale of any such properties unless the Net Sale Proceeds related to any Sypris/Ito Designated Real Property is or will be equal to or greater than One and No/100 Dollar ($1.00) .  For purposes of this Agreement, the term “Net Sale Proceeds” shall mean, with respect to the sale of any Sypris/Ito Real Property, the amount equal to: (i) the gross sale proceeds received by Holdings from a purchaser in connection with such sale, less (ii) less all costs and expenses incurred by Holdings in connection with such sale, including but not limited to attorney’s fees and costs, settlement charges, recording costs, transfer and intangible taxes, title charges, and other closing costs actually incurred; less (iii) any indebtedness and/or obligations related to such Sypris/Ito Designated Property, including any release fee payable in connection with the CapSource Loan, paid by Holdings (and/or deducted from Holdings gross proceeds) at closing of such Sypris/Ito Designated Real Property.   At a date six (6) months from the date of Closing, in the event that Holdings is successful in selling any Sypris/Ito Designated Real Property and the aggregate amount of the Net Sale Proceeds received by Holdings (“Total Net Sale Proceeds”) related to all such sold Sypris/Ito Designated Real Property is greater than One and No/100 Dollar ($1.00), then the PE Membership Interest shall be increased by one percent (1%) for each Five Hundred Thousand and No/100 Dollars  ($500,000.00) of such Total Net Sale Proceeds (or such pro rata portion thereof). Notwithstanding anything in this Agreement to the contrary, Holdings, shall, in its sole discretion, have the right to determine how the Net Sale Proceeds derived from the sale of any Sypris/Ito Designated Property will be used by Holdings and the Holdings and PE agree that Holdings shall not be obligated to use any such Net Sale Proceeds to satisfy all or a portion of the Liability associated with the Sypris/ITO Settlement.

d.           PE Resigned Members.  From and after the Effective Date, PE shall use best efforts to cause all PE Resigned Members to (in the following order of priority):  (1) agree to the removal from the current resignation/redemption list and execution of a Escapes Clubs Membership Agreement along with payment of at least one (1) years annual dues required for such membership (“New Holdings Membership Option”); (2) in the event that all such PE Resigned Members do not elect the New Holdings Membership Option, then cause such remaining PE Resigned Members agree to removal from the current resignation/redemption list and reactivation as a member into one of the Clubs offered by Holdings upon terms and conditions acceptable to Holdings along with payment of at least one (1) years annual dues required for such membership (“Reactivated Membership Option”); or (3) in the event that all such PE Resigned Members do not elect the either the New Holdings Membership Option or the Reactivated Membership Option, then cause such remaining PE Resigned to execute and deliver to Holdings the Settlement Offer (“Trust Option”) )(collectively, the New Holdings Membership Option, Reactivated Membership Option and/or the Trust Option being collectively referred herein as the “PE Resigned Members Option”).  For purposes of this Agreement, the Settlement Offer shall mean that in consideration and in exchange for such PE Resigned Member’s agreement to participate in a settlement trust/arrangement, such trust (including such properties and assets to be included in such trust) to be in form and substance as recommended by a third party work out specialist (mutually acceptable to Holdings and PE), as reasonably acceptable to Holdings, such PE Resigned Members agree to resolves all claims and disputes amongst each other and expressly releases and discharges PE, PE Affiliates, UR, URH, Holdings, Holdings Affiliates and any officer, director, member, manager, successor and/or assign from and against and Liability whatsoever, including any Liability for redemption or resignation obligations.  At a date six (6) months from the date of Closing, in the event that PE is successful in having any of the PE Resigned Members elect and agree to one of the PE Resigned Members Options, then the PE Membership Interest shall be increased by five-hundredths of a percent (0.05%) for each One Hundred Thousand and No/100 Dollars ($100,000.00) [such increase capped at five percent (5%)] of the amount of redemption/refund Liability (determined as of the Closing Date) of such PE Resigned Members who have elected a PE Resigned Members Option.

ARTICLE 4.

Representations and Warranties

4.1          Representations and Warranties by PE.  Subject to the exceptions disclosed in the PE Schedules, PE hereby represents and warrants to Holdings and URH that as of May 21, 2008 (except to the extent a different date is provided, in which case such provided date shall be the date of the applicable representation and/or warranty) and as of the Closing Date:

a.           PE and the PE Affiliates are duly organized and validly existing limited liability companies in good standing under the laws of the state of their respective domiciles and in each of the states in which the activity of PE and the PE Affiliates require it to register as a foreign entity with the proper business power and authority to carry on its business and to own, lease and operate its assets, including the PE Property.

b.           PE and the PE Affiliates have the power to carry on their business as presently being conducted.

c.           All proceedings required by law or by the provisions of this Agreement to be taken by PE’s Board of Managers (or any Board of Managers of PE Affiliates) or holders of equity membership interests in PE or any PE Affiliate on or before the Closing Date in connection with the consummation of the transactions contemplated by this Agreement, have been or shall be duly and validly taken.

d.           This Agreement and the instruments to be executed and delivered to Holdings and URH pursuant to this Agreement have been fully and properly authorized, executed, and delivered and constitute the legal, valid, and binding obligation of PE or the holders of equity membership interests in PE, and the PE Affiliates and the holders of equity interest in the PE Affiliates, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and general equity principles.

e.           The performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, PE’s (or any of the PE Affiliates’) Articles of Organization or governing documents, or any agreement or instrument to which PE or any PE Affiliate is a party or by which it is bound or to which any of the PE Property is subject.  Except as set forth on Schedule 4.1(e) attached hereto, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, any Governmental Authority or any other Person, is required to be made or obtained by PE or any PE Affiliate in connection with the execution, delivery and performance of this Agreement or any of the other agreements and the consummation of the transactions contemplated hereby.

f.            Except as set forth on Schedule 4.1(f) attached hereto, as of the Closing Date, PE and any relevant PE Affiliate shall have Marketable and Insurable Title to the PE Real Property subject only to the PE Permitted Exceptions.

g.           This Agreement constitutes a valid and binding obligation of PE and the PE Affiliates and is enforceable against PE and the PE Affiliates in accordance with its terms.  PE and the PE Affiliates have the authority to enter into this Agreement, and as of the Closing Date to assign, transfer and deliver to Holdings the PE Property, and each Party executing and delivering this Agreement and all documents to be executed and delivered on behalf of PE and in regard to the consummation of the transaction contemplated hereby has due and proper authority to execute the same.

h.           Except as set forth on Schedule 4.1(h) attached hereto, the PE Real Property are situated on public streets which are already completed and which are built and paved.

i.           Each PE Real Property has available water, sewage, electric, telephone, and television cable by the respective service providers through such completed lines.

j.            Neither PE nor any PE Affiliate has any legal obligation, absolute or contingent, to any Person other than Holdings to sell or transfer the PE Property, to effect any merger, consolidation or other reorganization of the PE Property or to enter into any agreement with respect thereto.

k.           Except as set forth on Schedule 4.1(k) attached hereto, there are no actions, suits, claims, demands or proceedings of any kind or nature, legal or equitable, known to PE’s management, affecting the PE Property or any portion thereof, and the PE Property is only subject to the PE Permitted Exceptions.

l.           To PE’s Knowledge, there presently does not exist and there never has existed on, above, or under the PE Real Property any Hazardous Materials in violation of applicable law.  Neither PE nor to PE’s Knowledge any other Person has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of, on, under or at the PE Real Property, or any part thereof, in violation of applicable law.  To PE’s Knowledge, no part of the PE Real Property has ever been used as manufacturing, storage or dump site for Hazardous Materials, in violation of applicable law, nor is any part of the PE Real Property affected by any Hazardous Materials Contamination.

m.          To PE’s Knowledge, there are no underground storage tanks located on the PE Real Property in violation of applicable law, and no portion of the PE Real Property, to PE’s Knowledge, has ever been used for a garbage dump, landfill or service station or other business selling petroleum or petroleum products, except as otherwise disclosed by PE to Holdings and URH prior to the date hereof.

n.           Except as set forth on Schedule 4.1(n) attached hereto, PE is aware of no zoning restrictions that would limit the use of the PE Real Property by Holdings in connection with the Business.

o.           To PE’s Knowledge, there are neither: (i) any condemnation proceedings having been instituted or threatened against the Property or any portion thereof; nor (ii) any pending public improvements in or about or outside the Property which will in any matter affect access to the Property.

p.           PE has received no notice of any claim respecting or violation of any ordinance, rule or regulation of any government with jurisdiction or any agency body or subdivision thereof affecting the condition or operation of the PE Property.  No abatement, concession, payment, rebate, allowance, subsidy or other economic inducement or incentive has been or will be made or promised by PE or any PE Affiliate to any party as will be binding upon Holdings.

q.           [RESERVED].

r.           Except as set forth on Schedule 4.1(r) attached hereto, neither PE nor holders of any equity membership interest in PE or any PE Affiliate or any holders of equity interests in any PE Affiliate are foreign nationals, and are not subject to the provisions of Section 897(a) or 1445 of the Internal Revenue Service Code relating to the withholding of sales proceeds to foreign nationals.  PE agrees to execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of the IRS code sections referred to above.

s.           Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the PE Property under any Agreement or other instruments to which PE or any PE Affiliate is a party or by which PE, any PE Affiliate or the PE Property may be bound.

t.           Except as set forth on Schedule 4.1(t) attached hereto, neither PE nor any PE Affiliate has received notice of any claim or potential claim respecting or violation of any Declaration or other rule, regulation or restrictive covenant applicable to the PE Real Property from any Person, including any neighbor or any property owners association.

u.           Except as set forth on Schedule 4.1(u) attached hereto, to PE’s Knowledge, the Financial Statements-PE fairly present the combined financial condition of PE and the PE Affiliates at its date and discloses all of the debts, liabilities, and other obligations of PE and the PE Affiliates, whether accrued, absolute, contingent, or otherwise due or to become due (including without limitation liabilities for Taxes of any kind whatsoever) or arising out of transactions occurring, or any state of facts existing, on or prior to the date of the Financial Statements–PE.  Except as noted, the Financial Statements-PE were prepared in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods. PE has or will at least fifteen (15) business days prior to the Closing Date deliver to URH complete copies of the Financial Statements-PE.  Until such time as the Financial Statements-PE are delivered, PE shall deliver to URH any and all interim financial statements of PE.

v.           Except as set forth on Schedule  4.1(v) attached hereto,  neither PE nor any PE Affiliate, since the Balance Sheet Date, has incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise, except current liabilities incurred in the ordinary course of business; mortgaged, pledged, subjected to lien, charge, or encumbrance, or granted a security interest in any of the PE Property; cancelled any debt or claim or sold or transferred any of its assets or properties, except sales out of inventory in the ordinary course of business; suffered any damage, destruction, or loss (whether or not covered by insurance) affecting its properties, business, or prospects, or waived any rights of substantial value; or entered into any transaction other than in the ordinary course of business.

w.           No event has occurred and no circumstance exists that might have a Material Adverse Effect on PE or any PE Affiliate, excluding any effect on the business resulting from general economic and market conditions, since the date of the Financial Statements- PE.

x.           All of the PE FF&E and PE Personal Property is or shall be in good working condition as of the Closing Date.

y.           All PE Intellectual Property held by PE or any PE Affiliate is valid, enforceable and subsisting.  All patent, trademark, service mark and copyright applications and registrations are listed on Schedule 4.1(y) attached hereto.  To PE’s Knowledge, none of the PE Intellectual Property infringes, misappropriates or conflicts with any intellectual property right owned or used by any other Person.  Neither PE nor any PE Affiliate has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any intellectual property right owned or used by any other Person.  To PE’s Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and intellectual property owned or used by any other Person infringes or conflicts with, any of the PE Intellectual Property.

Neither PE nor any PE Affiliate has licensed any of the PE Intellectual Property to any Person on an exclusive basis or entered into any covenant not to compete or other contract limiting or purporting to limit the ability of PE or any PE Affiliate to exploit fully any material PE Intellectual Property or to transact business in any market or geographical area or with any Person.

Neither PE nor any PE Affiliate is subject to any “open source” or “copy left” obligations or otherwise required to make any public disclosure or general availability of source code either used or developed by PE or any PE Affiliate.

z.           Each of PE’s Contracts are valid and in full force and effect.  To PE’s Knowledge, no Person has materially violated or breached, or declared or committed any material default under, any of PE’s Contracts.  To PE’s Knowledge, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a material violation or breach of any of the provisions of any of PE’s Contracts, (ii) give any Person the right to declare a default or exercise any remedy under any of PE’s Contracts, (iii) give any Person the right to accelerate the maturity or performance of any of PE’s Contracts or (iv) give any Person the right to cancel, terminate or modify any of PE’s Contracts.  PE has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any of PE’s Contracts; and neither PE nor any PE Affiliate has waived any material right under any of PE’s Contracts.

To PE’s Knowledge, each Person against which PE has or may acquire any rights under any of PE’s Contracts is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and liabilities thereunder.

The performance of PE’s Contracts will not result in any violation of or failure to comply with any Law.

aa.           Each Tax required to have been paid, or claimed by any governmental body to be payable, by PE or any PE Affiliate has been duly paid in full.  Any Tax required to have been withheld or collected by PE or any PE Affiliate has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate governmental body.  PE has delivered to Holdings and URH accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to PE and each PE Affiliate.  The information contained in such Tax Returns is accurate and complete in all material respects.

bb.          All PE-Accounts Receivable that are reflected on the Financial Statements-PE as of the Balance Sheet Date of PE and PE Affiliates represent valid obligations arising from sales actually made or services actually performed by PE and the PE Affiliates in the ordinary course of business.  Except to the extent paid prior to the Closing Date, such PE -Accounts Receivable are or will be as of the Closing Date current and, to PE’s Knowledge, collectible consistent with past practice and will not represent a Material Adverse Effect in the composition of such PE-Accounts Receivable in terms of aging.  To PE’s Knowledge, there is no contest, claim, defense or right of setoff, other than credit memos in the ordinary course of business of PE Accounts Receivable, under any Contract with any account debtor of a PE -Accounts Receivable relating to the amount or validity of such PE Accounts Receivable.

cc.           Schedule 4.1(cc) attached hereto accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, PE and each PE Affiliate: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (iv) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Each of the insurance policies identified on Schedule 4.1(cc) attached hereto is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to PE’s Knowledge, is solvent, financially sound and reputable.  All premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.  The nature, scope and dollar amounts of the insurance coverage provided by said policies are reasonably sufficient to insure PE’s business, assets, operations, key employees, services and potential liabilities in the ordinary course of the business of PE and each PE Affiliate.

dd.          Other than those listed in Schedule 4.1(dd) attached hereto, neither PE nor any PE Affiliate owns or controls any equity security or other interest of any other entity.  Neither PE nor any PE Affiliate is a participant in any joint venture, partnership, limited liability company or similar arrangement.  Since its inception, neither PE nor any PE Affiliate has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any other entity.

ee.           Neither PE nor any PE Affiliate is a party to or bound by, and has never been a party to or bound by, any employment contract or any union contract, collective bargaining agreement or similar contract.

Schedule 4.1(ee) attached hereto identifies each Benefit Plan currently maintained by PE and each PE Affiliate. None of PE’s Benefit Plans (i) is a “multiemployer plan” as defined in Section 4001(a) (3) of ERISA or (ii) is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

PE has delivered and furnished to Holdings and URH with respect to each of PE’s Benefit Plans: (i) an accurate and complete copy of such Benefit Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future); (ii) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any governmental body with respect to such Benefit Plan; and (iii) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by PE or any PE Affiliate from, any governmental body with respect to such Benefit Plan.

Each of PE’s Benefit Plans is being operated and administered in full compliance with its provisions.  Each contribution or other payment that is required to have been accrued or made under or with respect to any such Benefit Plan has been duly accrued and made on a timely basis.

ff.           Neither PE or any PE Affiliate, nor any of its or their respective officers, members or directors, have employed any broker, finder or investment banker in connection with this transaction or have incurred any liability for such fees in connection with this transaction.

gg.          On or before the Closing Date, PE may deliver to Holdings one or more supplements to the PE Schedules containing any information that PE believes is necessary to update the PE Schedules to this Agreement or that PE learns of after the date hereof that it believes should be disclosed on the PE Schedules.  Certain information set forth in the PE Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by PE in this Agreement or that such information is material, nor shall information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to PE.

hh.          Except as set forth on Schedule 4.1(hh), no PE Real Property is subject to any reciprocal easement agreements, recapture, right of first refusal or repurchase rights.

ii.            To the extent that any of the PE Property to be transferred and assigned hereunder is owned or held by any member, shareholder, director, officer, manager, employee, agent affiliate and/or subsidiary of PE and/or any of the PE Affiliates and is contemplated to be and will be transferred and/or assigned by such Person to Holdings directly, such representations and warranties contained in this Paragraph 4.1 shall apply to such Person and shall be deemed included in such representations and warranties for all purposes.

jj.            No representation or warranty made by PE, nor any statement, PE Schedule, certificate or instrument furnished or to be furnished by or on behalf of PE or any PE Affiliate to URH or Holdings pursuant to this Agreement or attached hereto or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements-PE, contains or will contain any untrue statement of Material fact or omits or will omit to state a Material fact necessary to make the statements contained therein not misleading.

kk.           The representations and warranties in this Section 4.1 are true and correct as of the Effective Date of this Agreement and will remain true and correct throughout the term of this Agreement up to and including the Closing Date.

ll.             PE and its equity owners have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their purchase of the PE Membership Interest.  The PE and, to its knowledge after due inquiry, its equity owners are “accredited investors” as that term is defined under Rule 501 promulgated under the Act and, as such, are acquiring the PE Membership Interest and any other membership interests in the Company in accordance with the terms of the LLC Agreement solely for their account, for investment purposes only, and not with a view to the disposition of any part thereof within the meaning of Section 2(11) of the Securities Act of 1933.  PE acknowledges and agrees that the PE Membership Interest have not been registered under the Act or any other federal or applicable state securities Laws and may not be sold or otherwise disposed of without registration under such laws or an exemption therefrom.  PE further acknowledges that it has reviewed the LLC Agreement and is fully familiar with the restrictions on transfer contained therein.

mm.         PE hereby confirms, acknowledges, and represents that prior to and as of the Closing Date: (i) that it has had the opportunity to review the books and records of Holdings, URH and all material contracts and documents relating to the sale of PE Membership Interest that the Holdings has provided to PE, (ii) that it has been given an opportunity to ask questions of, and receive answers from, the members, managers, officers of Holdings, URH and representatives of Holdings and URH concerning the terms and conditions of the transactions contemplated by this Agreement, and all such questions have been answered to the satisfaction of the PE, and (iii) Holdings has made available or delivered to PE all documents, records, books, and other additional information reasonably requested by PE.

nn.          PE recognizes that the purchase of the PE Membership Interest involves a high degree of risk in that (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company; (ii) it may not be able to liquidate its investment; (iii) transferability of the PE Membership Interest is extremely limited; and (iv) in the event of a disposition, an investor could sustain the loss of its entire investment.

oo.           PE acknowledges that this offering of the PE Membership Interest may involve tax consequences, and that the contents of this Agreement do not contain tax advice or information. PE acknowledges that PE (and its equity owners) must retain their own professional advisors to evaluate the tax and other consequences of an investment in the Company.

pp.           PE understands that the PE Membership Interest has not been registered under the Securities Act of 1933 nor any applicable state securities acts by reason of a claimed exemption under the provisions of such act which depends, in part, upon PE’s investment intention and its representations provided hereunder.

qq.           Schedule 4.1(qq) attached hereto identifies sets forth and identifies all PE Resigned Members along with their names, address, telephone numbers, and e-mail address along with the date each PE Resigned Member provided notice of their resignation/refund along with the redemption/refund Liability associated with each such PE Resigned Member.  Other than the PE Resigned Members, there are no other PE DC Members who have notified PE or any PE Affiliate of their intent to resign or have resigned, their PE DC Membership prior to the Closing.  Further, other than the PE DC Members in good standing as of the Closing Date who have executed the Escapes membership Agreements and the PE Resigned Members, there are no, nor will there be, any other PE DC Members existing as of the Closing Date to whom either PE or Holdings will have any Liability whatsoever arising from or related to redemption obligations from and after the date of Closing.

4.2           Representations and Warranties by Holdings.  Subject to the exceptions disclosed in the Holdings Schedules, Holdings hereby represents and warrants to PE that as of May 21, 2008 (except to the extent a different date is provided, in which case such provided date shall be the date of the applicable representation and/or warranty) and as of the Closing Date:

a.           Holdings and Holdings Affiliates are duly organized and validly existing limited liability companies in good standing under the laws of the state of their respective domiciles and in each of the states in which the activity of Holdings and Holdings Affiliates requires it to register as a foreign entity with the proper business power and authority to carry on its business and to own, lease and operate its assets, including the Holdings Property.

b.           Holdings and Holdings Affiliates have the power to carry on their business as presently being conducted and to enter into this Agreement.

c.           As of the Closing Date, all proceedings required by law or by the provisions of this Agreement to be taken by Holdings Board of Managers (or any Board of Managers of Holdings Affiliates) or holders of equity membership interests in Holdings or any Holdings Affiliate on or before the Closing Date in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken.

d.           This Agreement and the instruments to be executed and delivered to PE pursuant to this Agreement have been fully and properly authorized, executed, and delivered and constitute the legal, valid, and binding obligation of Holdings, and Holdings Affiliates and the holders of equity interest in Holdings Affiliates, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and general equity principles.

e.           The performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, Holdings’ (or any of Holdings Affiliates’) Articles of Organization or governing documents, or any agreement or instrument to which Holdings or any Holdings Affiliate is a party or by which it is bound or to which any of the Holdings Property is subject.  Except as set forth on Schedule 4.2(e) attached hereto, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, any Governmental Authority or any other Person, is required to be made or obtained by Holdings or any Holdings Affiliate in connection with the execution, delivery and performance of this Agreement or any of the other agreements and the consummation of the transactions contemplated hereby.

f.            Except as set forth on Schedule 4.2(f) attached hereto, as of the Closing Date, Holdings and any relevant Holdings Affiliate shall have Marketable and Insurable Title to the owned Holdings Real Property subject only to the Holdings Permitted Exceptions.

g.           This Agreement constitutes a valid and binding obligation of Holdings and the Holdings Affiliates and is enforceable against Holdings and the Holdings Affiliates in accordance with its terms.  Holdings and the Holdings Affiliates have the authority to enter into this Agreement.  Each Party executing and delivering this Agreement and all documents to be executed and delivered on behalf of Holdings and in connection with the consummation of the transaction contemplated hereby has due and proper authority to execute the same.

h.           Except as set forth on Schedule 4.2(h) attached hereto, the Holdings Real Properties are situated on public streets which are already completed and which are built and paved.

i.            Each owned Holdings Real Property has available water, sewage, electric, telephone, and television cable by the respective service providers through such completed lines.

j.            Neither Holdings nor any Holdings Affiliate has any legal obligation, absolute or contingent, to any Person other than Holdings to sell or transfer the Holdings Property, to effect any merger, consolidation or other reorganization of the Holdings Property or to enter into any agreement with respect thereto.

k.           Except as set forth on Schedule 4.2(k) attached hereto, there are no actions, suits, claims, demands or proceedings of any kind or nature, legal or equitable, known to Holdings’ management, affecting the Holdings Property or any portion thereof, and the owned Holdings Property is only subject to the Holdings Permitted Exceptions.

l.            To Holdings’ Knowledge, there presently does not exist and there never has existed on, above, or under the owned Holdings Real Property any Hazardous Materials in violation of applicable law.  Neither Holdings nor to Holdings’ Knowledge any other Person has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of, on, under or at the owned Holdings Real Property, or any part thereof, in violation of applicable law.  To Holdings’ Knowledge, no part of the owned Holdings Real Property has ever been used as manufacturing, storage or dump sites for Hazardous Materials, in violation of applicable law, nor is any part of the Holdings Real Property affected by any Hazardous Materials Contamination.

m.           To Holdings’ Knowledge, there are no underground storage tanks located on the Holdings Real Property in violation of applicable law, and no portion of the Holdings Real Property, to Holdings’ Knowledge, has ever been used for a garbage dump, landfill or service station or other business selling petroleum or petroleum products, except as otherwise disclosed by PE to Holdings and Holdings prior to the date hereof.

n.           Except as set forth on Schedule 4.2(n) attached hereto, Holdings is aware of no zoning restrictions that would limit the use of the Holdings Real Property by Holdings in connection with its business.

o.           To Holdings’ Knowledge, there are neither: (i) any condemnation proceedings that have been instituted or threatened against the Property or any portion thereof; nor (ii) any pending public improvements in or about or outside the Property which will in any matter affect access to the Property.

p.           Holdings has received no notice of any claim respecting or violation of any ordinance, rule or regulation of any government with jurisdiction or any agency body or subdivision thereof affecting the condition or operation of the Holdings Property.  No abatement, concession, payment, rebate, allowance, subsidy or other economic inducement or incentive has been or will be made or promised by Holdings or any Holdings Affiliate to any party as will be binding upon Holdings.

q.           [RESERVED].

r.            Except as set forth on Schedule 4.2(r) attached hereto, neither Holdings nor, to Holdings’ Knowledge, any holders of any equity membership interest in Holdings or any Holdings Affiliate or any equity holders of equity interest in any Holdings Affiliate are foreign nationals, and are not subject to the provisions of Section 897(a) or 1445 of the Internal Revenue Service Code relating to the withholding of sales proceeds to foreign nationals.  Holdings agrees to execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of the IRS code sections referred to above.

s.           Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Holdings Property under any Agreement or other instruments to which Holdings or any Holdings Affiliate is a party or by which Holdings, any Holdings Affiliate or the Holdings Property may be bound.

t.            Except as set forth on Schedule 4.2(t) attached hereto, neither Holdings nor any Holdings Affiliate has received notice of any claim or potential claim, that has not been otherwise resolved/settled as of the Effective Date, without a Material Adverse Effect on Holdings’ use of any of its Properties in connection with its business, respecting a violation of any Declaration or other rule, regulation or restrictive covenant applicable to the Holdings Real Property from any Person, including any neighbor or any property owners association.

u.           Except as set forth on Schedule 4.2(u) attached hereto, to Holdings’ Knowledge, the Financial Statements-URH fairly present the financial condition of URH and each its affiliates at its date and discloses all of the debts, liabilities, and other obligations of URH and each of its affiliates required to be shown thereon, whether accrued, absolute, contingent, or otherwise due or to become due (including without limitation liabilities for Taxes of any kind whatsoever) or arising out of transactions occurring, or any state of facts existing, on or prior to the date of the Financial Statements-URH.  Except as noted, the Financial Statements-URH were prepared in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods.  Holdings has or will at least fifteen (15) business days prior to the Closing Date deliver to PE complete copies of the Financial Statements-URH.  Until such time as the Financial Statements-URH are delivered, Holdings shall deliver to PE any and all interim financial statements of URH.

v.           Except as set forth on the  Financial Statements-URH or Schedule 4.2(v) attached hereto, neither Holdings nor any Holdings Affiliate, since the Balance Sheet Date, has incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise, except current liabilities incurred in the ordinary course of business; mortgaged, pledged, subjected to monetary lien, charge, or encumbrance, or granted a security interest in any of the Holdings Property; cancelled any debt or claim or sold or transferred any of its assets or properties, except sales out of inventory in the ordinary course of business; suffered any damage, destruction, or loss (whether or not covered by insurance) affecting its properties, business, or prospects, or waived any rights of substantial value; or entered into any transaction other than in the ordinary course of business.

w.           No event has occurred and no circumstance exists that would reasonably be expected to have a Material Adverse Effect on Holdings or any Holdings Affiliate, excluding any effect on the business resulting from general economic and market conditions, since the date of the Holdings Financial Statements.

x.           All of the Holdings FF&E and Holdings Personal Property is or shall be in good working condition as of the Closing Date, normal wear and tear excepted.

y.           All Holdings Intellectual Property held by Holdings or any Holdings Affiliate is valid, enforceable and subsisting.  All patent, trademark, service mark and copyright applications and registrations are listed on Schedule 4.2(y).  To Holdings’ Knowledge, none of the Holdings Intellectual Property infringes, misappropriates or conflicts with any intellectual property right owned or used by any other Person.  Neither Holdings nor any Holdings Affiliate has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any intellectual property right owned or used by any other Person.  To Holdings’ Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and intellectual property owned or used by any other Person infringes or conflicts with, any of the Holdings Intellectual Property.

Neither Holdings nor any Holdings Affiliates has licensed any of the Holdings Intellectual Property to any Person on an exclusive basis or entered into any covenant not to compete or other contract limiting or purporting to limit the ability of Holdings or any Holdings Affiliate to exploit fully any material Holdings Intellectual Property or to transact business in any market or geographical area or with any Person.

Neither Holdings nor any Holdings Affiliate is subject to any “open source” or “copy left” obligations or otherwise required to make any public disclosure or general availability of source code either used or developed by Holdings or any Holdings Affiliate.

z.           Each of Holdings’ Contracts are valid and in full force and effect.  To Holdings’ Knowledge, no Person has materially violated or breached, or declared or committed any material default under, any of Holdings’ Contracts.  To Holdings’ Knowledge, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a material violation or breach of any of the provisions of any of Holdings’ Contracts, (ii) give any Person the right to declare a default or exercise any remedy under any of Holdings’ Contracts, (iii) give any Person the right to accelerate the maturity or performance of any of Holdings’ Contracts or (iv) give any Person the right to cancel, terminate or modify any of Holdings’ Contracts.  Holdings has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any of Holdings’ Contracts; and neither Holdings nor any Holdings Affiliate has waived any material right under any of Holdings’ Contracts.

The performance of Holdings’ Contracts by Holdings will not result in any violation of or failure to comply with any Law, and Holdings’ Contracts do not require performance of any covenant which would result in any violation of or failure to comply with any Law.

The performance of Holdings’ Contracts will not result in any violation of or failure to comply with any Law.

aa.         Each Tax required to have been paid, or claimed by any governmental body to be payable, by Holdings or any Holdings Affiliate has been duly paid in full.  Any Tax required to have been withheld or collected by Holdings or any Holdings Affiliate has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate governmental body.  Holdings has delivered to Holdings and PE accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to Holdings and each Holdings Affiliate.  The information contained in such Tax Returns is accurate and complete in all material respects.

bb.         All Holdings Accounts Receivable that are reflected on the Financial Statements-Holdings as of the Balance Sheet Date of Holdings and Holdings Affiliates represent or will represent valid obligations arising from sales actually made or services actually performed by Holdings and the Holdings Affiliates in the ordinary course of business.  Except to the extent paid prior to the Closing Date, such Holdings Accounts Receivable are current and, to Holdings’ Knowledge, collectible consistent with past practice and will not represent a Material Adverse Effect in the composition of such  Holdings Accounts Receivable in terms of aging. To Holdings’ Knowledge, there is no contest, claim, defense or right of setoff, other than credit memos in the ordinary course of business of Holdings Accounts Receivable, under any Contract with any account debtor of an Holdings -Accounts Receivable relating to the amount or validity of such Holdings Accounts Receivable

cc.         Schedule 4.2(cc) attached hereto attaches each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Holdings and each Holdings Affiliate and accurately sets forth, with respect thereto: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) a description of the coverage, applicable coverage limits. Deductable amounts and co-insurance arrangements and any non-customary exclusions from coverage; (iii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (iv) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Each of the insurance policies identified on Schedule 4.2(cc) is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to Holdings’ Knowledge, is solvent, financially sound and reputable.  All premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.  The nature, scope and dollar amounts of the insurance coverage provided by said policies are reasonably sufficient to insure Holdings’ business, assets, operations, key employees, services and potential liabilities in the ordinary course of the business of Holdings and each Holdings Affiliate.

dd.         Other than those listed in Schedule 4.2(dd) attached hereto, neither Holdings nor any Holdings Affiliate owns or controls any equity security or other interest of any other entity.  Neither Holdings nor any Holdings Affiliate is a participant in any joint venture, partnership, limited liability company or similar arrangement.  Since its inception, neither Holdings nor any Holdings Affiliate has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any other entity.

ee.         Neither Holdings nor any Holdings Affiliate is a party to or bound by, and has never been a party to or bound by, any employment contract or any union contract, collective bargaining agreement or similar contract, and there is no unfair labor practice charge or employee-related complaint pending against Holdings or, to Holdings’ Knowledge, threatened, before any Governmental Authority.

Schedule 4.2(ee) attached hereto identifies each Benefit Plan currently maintained by Holdings and each Holdings Affiliate. None of Holdings’ Benefit Plans (1) is a “multiemployer plan” as defined in Section 4001(a) (3) of ERISA or (2) is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

Holdings has delivered and furnished to Holdings and PE with respect to each of Holdings’ Benefit Plans: (1) an accurate and complete copy of such Benefit Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future); (2) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any governmental body with respect to such Benefit Plan; and (3) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by Holdings or any Holdings Affiliate from, any governmental body with respect to such Benefit Plan.

Each of Holdings’ Benefit Plans is being operated and administered in full compliance with its provisions.  Each contribution or other payment that is required to have been accrued or made under or with respect to any such Benefit Plan has been duly accrued and made on a timely basis.

ff.          Except as otherwise set forth on Schedule 4.2(ff), neither Holdings nor any Holdings Affiliate, nor any of their respective officers, members or directors, have employed any broker, finder or investment banker in connection with this transaction or have incurred any liability for such fees in connection with this transaction.

gg.         On or before the Closing Date, Holdings may deliver to PE one or more supplements to the Holdings Schedules containing any information that Holdings believes is necessary to update the Holdings Schedules to this Agreement or that Holdings learns of after the date hereof that it believes should be disclosed on the Holdings Schedules.  Certain information set forth in the Holdings Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Holdings in this Agreement or that such information is material, nor shall information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to Holdings.

hh.        Except as set forth on Schedule 4.2(hh), no owned Holdings Real Property is subject to any reciprocal easement agreements, recapture, right of first refusal or repurchase rights.

ii.           No representation or warranty made by Holdings, nor any statement, Holdings Schedule, certificate or instrument furnished or to be furnished by or on behalf of Holdings or any Holdings Affiliate to PE or Holdings pursuant to this Agreement or attached hereto or any other document, agreement or instrument provided to PE hereunder or thereunder, including, without limitation, the Financial Statements-Holdings, contains or will contain any untrue statement of Material fact or omits or will omit to state a Material fact necessary to make the statements contained therein not misleading.

jj.           When issued and delivered in accordance with the terms of this Agreement, the PE Membership Interest (i) will be validly issued, fully paid and nonassessable, and (ii) will be free of preemptive rights and restrictions on transfer other than those imposed under Federal and state securities laws and the LLC Agreement.

4.3          Representations and Warranties by URH.  URH hereby represents and warrants to PE and Holdings that as of Effective Date (except to the extent a different date is provided, in which case such provided date shall be the date of the applicable representation and/or warranty) and as of the Closing Date:

a.           This Agreement constitutes a valid and binding obligation of the URH and is enforceable against URH in accordance with its terms;

b.           At or prior to Closing, URH shall or shall have contributed, assigned, transferred, conveyed and delivered to Holdings Marketable and Insurable Title to the Holdings Property (excepting the Holdings Excluded Property) subject only to the Holdings Permitted Exceptions in exchange for one hundred percent (100%) of the limited liability membership interests in Holdings.

c.           The representations and warranties in this Section 4.3 are true and correct as of the Effective Date of this Agreement and will remain true and correct throughout the term of this Agreement up to and including the Closing Date.

ARTICLE 5.

Covenants and Agreements

5.1.         Title – Holdings Real Property.  At Closing, the Holdings Real Property will be free and clear of any liens, claims, easement or encumbrances except for: (i) ad valorem Taxes not yet due and payable for the year in which the respective Closing occurs; (ii) all exceptions, restrictions and matters set forth in the Current Holdings Title Policies/Commitments; and (iii) and any lien or mortgage set forth on Schedule 5.1 attached hereto (items (i), (ii) and (iii) being hereinafter collectively referred to as the “Holdings Permitted Exceptions”). PE may, but shall not be obligated, to have the period from the Effective Date of this Agreement through and including the Closing Date in which to have a check-down or title update of the Current Holdings Title Policies/Commitments performed by the Title Company, at PE’s expense.  In the event that PE finds any additional matters affecting title to the Holdings Real Property other than the Holdings Permitted Exceptions (“Additional Exceptions”), and PE determines, in its reasonable discretion, that such Additional Exceptions impede or obstruct the intended use of the Holdings Real Property in connection with its business or is one of the Undisclosed Liabilities existing on the Effective Date, then PE may deliver to Holdings written notice of any such defects or objections at least ten (10) days prior to the date of Closing.  Holdings shall thereafter have until the Closing Date  in which to cure or terminate any such defect or objection. If Holdings is unable or refuses to remove or cure such additional title objections pertaining to the Holdings Real Property, then PE may: (i) deliver to Holdings a notice terminating this Agreement, whereupon the Parties shall have no further rights or obligations hereunder other than the Surviving Obligations; or (ii) waive any such matter or title defect and consummate the transactions contemplated herein.

5.2.         Title - PE Real Property.  At Closing, the PE Real Property will be free and clear of any liens, claims, easement or encumbrances except for: (i) ad valorem Taxes not yet due and payable for the year in which the respective Closing occurs; (ii) all exceptions, restrictions and matters set forth in the title commitments (“PE Title Commitments”) delivered as of the Effective Date by PE to URH from the Title Company, excepting those matters, defects, objections or requirements set forth on Schedule 5.2 attached hereto (“Existing PE Title Defects”); and (iii) any existing mortgage in favor of CapSource (items (i), (ii)  and (iii) being hereinafter collectively referred to as the “PE Permitted Exceptions”). No  later than July 24, 2009, PE shall, at PE expense, obtain and deliver to Holdings a check-down or title update of the PE Title Commitments performed by the Title Company.  In the event that Holdings finds any additional matters affecting title to the PE Real Property, including the Existing PE Title Defects, other than the PE Permitted Exceptions (“PE Additional Exceptions”), Holdings may deliver to PE written notice of any such defects or objections at least three (3) days prior to the date of Closing.  PE shall thereafter have until at least the earlier of : two (2)  prior to the Closing Date or the Closing Date, in which to cure or terminate any such defect or objection. If PE is unable or refuses to remove or cure such additional title objections pertaining to the PE Real Property, then Holdings may: (i) deliver to PE a notice terminating this Agreement, whereupon the Parties shall have no further rights or obligations hereunder other than the Surviving Obligations; (ii) waive any such matter or title defect and consummate the transactions contemplated herein; (or) one time only, to cause the Closing Date to be extended for a period of time not to exceed thirty (30) days, after which a termination or waiver may occur as provided in (i) or (ii) above.

5.3.         Risk of Loss-PE Property.  PE assumes all risk of destruction, loss, or damage due to fire or other casualty up to the Closing Date.  On the destruction, loss, or damage due to fire or other casualty of any of the PE Property, subject to this Agreement, PE shall make a cash PE Capital Contribution to Holdings for the Appraised Value of the destroyed or damaged Property and retain such PE Membership Interest in Holdings without reduction; provided, however, that the Cash Contribution, shall be offset by all insurance proceeds collected for any such loss or damage delivered to Holdings at Closing.

5.4.         Operation of Properties. Prior to Closing, PE and PE Affiliates shall continue to operate its business in a prudent and businesslike manner, including without limitation maintaining accounts payable consistent with past practice and payable on no more than thirty (30) day terms.  Except as set forth in the Marketing Cooperation Agreement, neither PE nor any of PE Affiliates shall terminate any real estate purchase agreement or lease agreement, to which it is a party other than in the ordinary course of business unless such party has first obtained the prior written consent of Holdings.  Except as set forth in the Marketing Cooperation Agreement, neither PE nor any of PE Affiliates shall enter into any new real estate purchase agreement or lease agreement Materially affecting any PE Property related to this Agreement without the prior written consent of Holdings. Except as set forth in the Marketing Cooperation Agreement, neither PE nor any of PE Affiliates shall negotiate for nor make any offers to sell, nor accept any offers for the purchase of the PE Property from any Person other than Holdings in accordance with the terms hereof.

5.5.         Undertakings.  Neither Party shall take any intentional action during the term of this Agreement which would materially hamper or impede the consummation of the transaction contemplated hereunder or which would cause any of the representations and warranties made by that Party in Article 4 to become untrue, inaccurate or incomplete in any respect.  Each Party shall use its reasonable best efforts to take such acts as are necessary to insure that the Party’s representations and warranties in Article 4 remain true, accurate and complete during the term of this Agreement, and shall promptly notify the other Parties of any occurrence that would cause any of its representations or warranties in Article 4 to become untrue, inaccurate or incomplete in any respect.

5.6.         Certain Expenditures -PE.    Excepting for such Assumed PE Closing Costs in an amount not to exceed the Assumed PE Closing Costs Cap, PE shall be solely responsible for any and all expenditures related to the PE Property incurred prior to the Closing Date, including but not limited to mortgages, construction fees, maintenance fees, repairs, utility fees, bills, taxes, assessments, rental fees, attorneys fees, any expenses necessary to comply with Section 5.4 hereinabove and any and all other expenses related to the PE Property.

5.7.         Default by PE, URH, or Holdings.  Except as otherwise specifically set forth in this Agreement, in the event that PE, URH or Holdings Materially defaults under any of the preceding covenants, representations and/or warranties of this Agreement occurring or being discovered before the Closing Date, or in the event a condition (including such conditions as set forth in Section 5.3 above), which is caused by a Party’s gross negligence, intentional (including via inaction) or knowing breach of its obligations hereunder, is discovered which has an Material Adverse Effect on the PE Property or Holdings Property, as applicable, the non-breaching Party shall provide the defaulting Party or the Party whose Property is subject to the Condition (together, for the purposes of this Section, the “Defaulting Party”) and its counsel with written notice of such default specifying the nature of such default or condition.  The Defaulting Party shall have the earlier of: ten (10) calendar days after the date of receipt of said notice or until the Closing Date in which to cure said default (including, if applicable, disengaging in such activity or conduct giving rise to the default); provided, however, that if such default cannot reasonably be cured within such period, and if the Defaulting Party has promptly commenced and is diligently pursuing such cure, such period shall be extended for up to an additional twenty (20) calendar days.  In the event that the Defaulting Party does not cure said default within said cure period, then the non-breaching Party may in its sole discretion either: (i) waive any such default or (ii) deliver to the Defaulting Party a notice terminating this Agreement, whereupon the Defaulting Party shall pay to the non-breaching Party, One- Million and No/100 Dollars ($1,000,000) as liquidated damages, it being recognized by the Parties that such liquidated damages are not a penalty but rather constitute a reasonable pre-estimate of the actual damages reached after negotiation between the parties, each of who recognize and agree that such actual damages are impossible to determine at this time.  The Parties acknowledge and agree that the remedies set forth in this Section 5.7(ii) are not cumulative with those remedies set forth in Sections 6.2 and 11.13 of this Agreement, it being agreed that a Party’s election to pursue a remedy under this Section shall extinguish the right of such Party to pursue any other remedy provided for in this Agreement.  Unless otherwise provided herein, any and all defaults of PE, URH or Holdings under the preceding covenants, representations and/or warranties of this Agreement occurring or being discovered after the Closing Date shall be governed by Article 9 hereunder.

ARTICLE 6.

Closing and Post-Closing

6.1          Closing Date; Location.  Unless otherwise agreed in writing between Holdings and PE, the Closing of the transactions contemplated herein shall be held at the office of Weinstock & Scavo, P.C. at 3405 Piedmont Road, N. E, Suite 300 Atlanta, Georgia 30305, no later than July 31, 2009 (the “Closing Date”), on a specified date and at a time during normal business hours as agreed to by PE and Holdings not less than three (3) Business Days prior to the Closing Date.

6.2          Deliveries to Be Made At Closing; Closing Conditions.  At Closing and as a condition thereof:

a.           Holdings shall deliver to PE, subject to the adjustments, prorations and obligations herein provided for, the PE Membership Interest.

b.           PE and each PE Affiliate, as necessary, shall deliver (a) a non-foreign Person certification, (b) an affidavit of residence and (c) owner’s affidavit in the form and substance required by the Title Company.

c.           PE shall execute and deliver to Holdings such documents and instruments as necessary and reasonably requested by Holdings to transfer and assign all of PE and PE Affiliates right, title and interest in the PE Property to Holdings at Closing, including such limited warranty deeds (or their equivalent, i.e. a limited grant deed where required), bill of sales, assignment, limited liability company interest assignments (including assignments of the PE LLC Memberships) and other conveyance documents; free and clear of all Liens whatsoever except for the PE Permitted Exceptions, which transfer and assignment will result in Holdings, either directly or indirectly, owning one hundred percent (100%) of the owned PE Real Property free and clear of Liens whatsoever except for the PE Permitted Exceptions.

d.           Contemporaneously with the transfer and assignment of one hundred percent (100%) of the owned PE Real Property (either directly via limited warranty deed of indirectly via assignment of the PE LLC Memberships), PE shall convey to Holdings (either directly via assignment or bill of sale or indirectly via assignment of the PE LLC Memberships) all PE FF&E and PE Personal Property free and clear of any claims, liens or interests, including but not limited to any security interests except for the PE Permitted Exceptions.

e.           Contemporaneously with the transfer and assignment of one hundred percent (100%) of the owned PE Real Property (either directly via limited warranty deed of indirectly via assignment of the PE LLC Memberships), PE shall convey to Holdings (either directly via warranty deed or indirectly via assignment of the PE LLC Memberships), the PE Intangible Property.  Such direct transfer of the PE Intangible Property shall be transferred by assignment and transfer agreement, duly executed by PE, assigning all of PE’s rights, title and interest in the PE Intangible Property, with covenants of warranty of title free and clear of any claims, liens or interests, including any security interest except for the PE Permitted Exceptions.

f.           Contemporaneously with the transfer and assignment of one hundred percent (100%) of the owned PE Real Property (either directly via limited warranty deed of indirectly via assignment of the PE LLC Memberships), PE shall have obtained the consent of all lenders (excepting lenders in respect to the Allowable Indebtedness with regard to any owned PE Real Property as set forth on Exhibits C, D and E) as respects any of the PE Property (in a form satisfactory to all Parties) to the assumption of the loans by Holdings on terms mutually acceptable to the Parties.

g.           PE shall have arranged for and delivered to Holdings: (a) as respects any of the PE Property which is leased property subject to any Lease, consent from the lessor thereunder (to the extent required by the relevant Lease) to the assignment of the rights of the lessee to Holdings with rights of occupancy to be enjoyed by members of the Destination Clubs; and (b) consent of each Amenities Club (to the extent required) to the assignment of the rights of Amenities Club Memberships to Holdings with rights of use respecting the Amenities to be enjoyed by the members of the  Destination Clubs.

h.           PE shall  pay all transfer Taxes or the equivalent Tax in the jurisdiction where each PE Real Property is located due and required to be paid in connection with the transfer or the PE LLC Memberships or required to be paid in connection with the recording of the limited warranty deed (or equivalent, if any) from PE to Holdings, and recording fees for any cancellations or title clearance documents.  PE and Holdings shall each pay its costs of Closing (except as otherwise expressly set forth herein) and for the recording fees, if any, incurred to record the limited warranty deeds (or equivalents, if any) from PE to Holdings.

i.           Each Party shall bear its own attorney’s fees and expenses of Closing, inspections, reviews, drafting and negotiation relating to this Agreement and any agreement, instrument or document contemplated herein.

j.           The Parties shall each execute and deliver such other documents and instruments as are reasonably helpful or necessary to evidence or effectuate the transactions contemplated hereby including, without limitation, bill of sales, assignments, an owner’s affidavit in a form acceptable to the Title Company, and any other instruments required by the Title Company or necessary or helpful to consummate this transaction and to evidence the status and capacity of each party and the authority of the Person or Persons who are executing the various documents on behalf the Party in connection with the contribution of the Property to Holdings.

k.           Holdings shall be entitled to take possession, custody and control of the PE Property on the Closing Date, immediately after the Closing is completed.

l.           At Closing, PE shall execute and deliver to Holdings a binding covenant and agreement in form and substance acceptable to the Parties (the form of which shall be attached hereto as Schedule 6.2(l) and incorporated herein by reference) (i) not to interfere with Holdings’ business or the use by Holdings of the names and Intangible Property hereunder acquired by Holdings (ii) not to compete or interfere after Closing with Holdings’ business of offering, delivering, selling and marketing of membership in destination clubs.

m.           Holdings, or an Affiliate of Holdings mutually acceptable to PE and Holdings, shall enter into employment agreements or other employment arrangements with all key employees of PE listed on Schedule 6.2(m) to be mutually agreed by PE and Holdings and attached hereto as Schedule 6.2(m) on or prior to  the Closing Date, on terms mutually acceptable to PE and Holdings.

n.           At Closing, PE shall execute and deliver to Holdings the LLC Agreement.

o.           PE shall deliver to Holdings:

(i)           All files and records pertaining to all PE Property, specifically to include all PE Intangible Property  assigned by PE to Holdings;

(ii)          All certificates and agreements evidencing DC Memberships and Amenities Club Memberships and/or certificates available to extend such Memberships, if any;

(iii)         All originals of promissory notes or obligations to pay, if any, being contributed to Holdings under this Agreement evidencing any rights to Memberships, duly endorsed by PE to Holdings;

(iv)        An assignment duly executed by PE, as applicable, assigning and transferring the Option Agreements, if any, to Holdings;

(v)         All release documents necessary to release the Property from any underlying encumbrances including any mortgages, deeds to secure debt, financing statements, uniform commercial code liens, or any other security interest or pledges, or an assumption thereof acceptable to Holdings, as necessary and/or applicable hereunder, specifically to exclude, however, such encumbrances creating relating to the “Allowable Indebtedness” as set forth on Exhibits C, D and E or otherwise agreed to by the Parties in writing;

(vi)        All keys to all locks in the PE’s possession or control as may exist, including any properties in respect to which a Lease is assigned to Holdings;

(vii)       A certificate stating that PE is not a foreign Person as defined in Section 1445 of the Internal Revenue Code and the applicable  regulations thereto;

(viii)      Copies of the most recent ad valorem Tax statements on the owned PE Real Property, PE FF&E and PE Personal Property, if any;

(ix)         A complete schedule (hereinafter called “Operating Schedule”) reflecting amounts paid or due by PE and PE Affiliates to any Owner’s Association or Amenities Club for the calendar years, 2006, 2007 and 2008 (ending the last day of December 2008) which schedule shall include but not be limited to any dues, assessments, special assessments etc and a copy of all invoices or payments for the same for the year 2009;

(x)          An itemized list of DC and Amenities Club Memberships being assigned to Holdings by category of such Membership and (i) any and all promissory notes related to any Memberships and (ii) any and all agreements related to any such Memberships;

(xi)         An itemized list of all Intangible Property including the rights and obligations associated with or related to such Intangible Property;

(xii)        Copies of all Declarations, architectural plans and specifications, drawings, surveys, plats, soil test reports, appraisals, environmental studies, evidence of compliance with zoning ordinances and applicable local restrictions and title reports which the PE and/or any PE Affiliate has relating to the PE Property;

(xiii)       All Material consents required in connection with the transfer of any PE Property pursuant to the terms hereof (specifically to exclude, however, the consent of any PE lenders in respect to the Allowable Indebtedness in regard to any owned PE Real Property as set forth on Exhibits C, D and E) including without limitation any and all consent obligations set forth on Schedule 4.1(e) attached hereto; provided, however, that for the purposes of this subsection, any and all consents (1) related to any right of first refusal or express consents by any property owners association to transfers in relation to any of the PE Property; or (2) which, if not obtained, may result in the divestiture of any of the PE Property from Holdings or a Holdings Affiliate after Closing, shall in all events be considered “Material.”

p.           At or prior to Closing, URH shall have contributed, assigned, transferred, conveyed and delivered Marketable and Insurable Title to the Holdings Property (excepting the Holdings Excluded Property) subject only to the Holdings Permitted Exceptions and executed and delivered such assignments, bill of sales and other instruments of transfer necessary to evidence such contribution and assignment in form reasonably acceptable to PE and Holdings.

In the event that the Closing does not occur as a result of either Party’s failure to satisfy the conditions to Closing set forth in this Section 6.2, then the non-breaching Party may: (i) waive any such condition and consummate the transactions contemplated herein, or (ii) deliver to the breaching Party a notice terminating this Agreement, whereupon the breaching Party shall pay to the non-breaching Party, One Million and No/100 Dollars ($1,000,000.00) as liquidated damages, it being recognized by the Parties that such liquidated damages are not a penalty but rather a constitute a reasonable pre-estimate of the actual damages reached after negotiation between the Parties, each of whom recognize and agree that such actual damages are impossible to determine at this time.  The Parties acknowledge and agree that the remedies set forth in this Section 6.2 are not cumulative with those remedies set forth in Sections 5.7(ii) and 11.13 of this Agreement, it being agreed that a Party’s election to pursue a remedy under this Section shall extinguish the right of such Party to pursue any other remedy provided for in this Agreement.   Further the Parties acknowledge and agree that obligations of each Party hereunder are expressly cross-defaulted with any and all obligations of the Parties under the terms of the Marketing Cooperation Agreement and an occurrence of an event of default by either of the Parties under the Marketing Cooperation Agreement shall entitle such non-breaching Party to exercise any and all rights and remedies hereunder, including subparagraph (ii) hereinabove.

6.3          Lender Approval.  The Parties obligations to consummate the transactions hereunder shall be subject to the following condition precedents being satisfied prior to the Closing Date (the “Lender Approval Period”):  receipt of any required Material consents from existing lenders (including CapSource), mortgagees, banks, credit facilities or any other Persons to whom a Party has an outstanding loan or similar financial obligation and whose consent is required to enter into this Agreement.  From the Effective Date through and including the Closing Date, each Party shall work diligently, use commercially reasonable efforts and cooperate as reasonably necessary to obtain from its respective existing lenders, mortgagee, banks, credit facilities or any other Persons to whom a Party has an outstanding loan or similar financial obligation and whose consent is required to enter into this Agreement all Material consents required to consummate the transaction contemplated hereunder. In the event that any of the foregoing conditions are not satisfied, or waived in writing by the respective Party hereto within the Lender Approval Period, then either Party (provided such is not in breach of its obligations under this Section 6.3) shall have a right to terminate this Agreement upon written notice to the other Party, whereupon the Parties shall have no further rights or obligations hereunder other than Surviving Obligations.  Provided a Party is not in default of any its obligations under this Section 6.3, the Parties acknowledge and agree that termination of this Agreement pursuant to this Section 6.3 due to failure of one of the Party’s respective lenders to approve the transactions contemplated herein does not entitle, nor is it available, by any Party to invoke the remedies set forth in Sections 5.7, 6.2, and/or 11.13 of this Agreement.

6.4          Board/Member Approval.  The Parties obligations to consummate the transactions hereunder shall be subject to, on or before at least two (2) days prior to the Closing Date, the following condition precedents being satisfied; the approval and consent of this Agreement and the transactions contemplated hereby by the respective Board of Managers, Board of Directors, Members and/or any other bodies having management or approval authority of the respective Parties.   In the event that the foregoing condition has not been satisfied, then either Party (provided such party is not currently in Material default of any of its covenants, representations and/or warranties of this Agreement, including but not limited to Section 11.13) shall have the right to terminate this Agreement upon written notice to the other Party, whereupon the Parties shall have no further rights or obligations hereunder other than Surviving Obligations.

6.5          CapSource Financing of PE Real Property. The Parties hereby agree as following with regard to financing of the PE Real Property under the CapitalSouce Loan:

a.           PE Properties to be financed under CapSource Loan.  At Closing, the PE Real Property set forth on Schedule 6.5(a) attached hereto and incorporated herein by this reference (the “PE CS Properties”) shall be financed or continue to be financed under the CapSource Loan, any and all mortgages, deeds of trust, liens or other encumbrances (together with related debt, “Mortgages”) upon the PE CS Properties shall be either assumed under the CapSource Loan, paid off and/or otherwise satisfied at or prior to Closing, and, except as otherwise agreed to in writing by URH and Lender, all membership interests of any PE Affiliate which directly owns any of the PE CS Properties shall be held only by PE and/or PE Affiliates.

b.           PE Properties not to be financed under CapSource Loan.  The PE Real Property set forth on Schedule 6.5(b) attached hereto and incorporated herein by this reference (the “PE NONCS Properties”) shall not be financed (except as otherwise may be agreed upon by the Parties and approved by CapSource) under the CapSource Loan and any and all Mortgages upon the PE NONCS Properties shall be assumed by Holdings (or its subsidiaries) at Closing, provided, however, that Holdings shall not accept any PE NONCS Property unless (a) the outstanding balance of the applicable Mortgage, as of the Closing Date, is not greater than the amount set forth on Schedule 6.4(b) attached hereto and incorporated herein by this reference, and (b) at or prior to Closing, PE has received written consent to (1) Holdings’ assumption of each PE NONCS Property Mortgage from each Person holding such Mortgages and (2) the transfer to Holdings’ of the PE Affiliate which owns the applicable PE NONCS Property.  For avoidance of doubt, PE shall carry the sole burden of obtaining the aforementioned consents.

ARTICLE 7.

Closing Costs

7.1          Except as otherwise provided herein, PE and Holdings understand and agree that each of PE and Holdings shall be solely responsible for its own pre-closing costs and closing costs in connection with the transaction contemplated herein, including without limitation appraisal fees, survey fees, inspection costs, title examination fees, premiums for all title insurance commitments, fees for endorsements, title policies, title updates, recording fees, real estate transfer Taxes, attorney’s fees and all fees of all other advisers engaged by such Party.

ARTICLE 8.

Condemnation

8.1          In the event of an actual or proposed taking (by exercise of the power of eminent domain) with respect to which PE receives notice, or to PE’s Knowledge, prior to Closing of all or any portion of the PE Property (as respects PE and/or PE Affiliates), PE shall give Holdings prompt written notice thereof. PE shall assign to Holdings at Closing all of its rights, title and interest in and to any award to which PE and/or PE Affiliates may be entitled or if such award is received prior to Closing, PE shall contribute the same to Holdings at Closing.

ARTICLE 9.

Indemnification

9.1          Survival of Representations and Warranties.  The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing, and all claims for indemnification shall be asserted not later than the second anniversary of the Closing Date; provided, however, that (a) each of the representations and warranties contained in Sections 4.1(a), (c), (d) and (g) (but only to the extent relating to authority) and Sections 4.2(a), (c), (d) and (g) (but only to the extent relating to authority) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely; and (b) each of the representations and warranties contained in Section 4.1(e), (f), (~~s~~) and (aa) and Sections 4.2(e), (f), (s) and (aa) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted no later than, sixty (60) days following the expiration of any statute of limitation applicable to the rights of any Person to bring any claim with respect to such matters.  The covenants and agreements of the Parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue until the expiration of the applicable statute of limitations.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.2          Indemnification by PE. PE shall hold harmless and indemnify Holdings, UR, URH, Holdings Affiliates  and their respective managers, members, directors, officers, equityholders, employees and agents ("Holdings Indemnified Parties") from and against, and shall compensate and reimburse each of them for, any Losses that are directly or indirectly suffered or incurred by any Holdings Indemnified Party or to which they may otherwise become subject at any time (regardless of whether such Losses relate to any third-party claim) and that directly or indirectly arise from or are directly or indirectly connected with:

a.           any breach of any of the representations or warranties made by PE in this Agreement or in any of the certificates or other agreements delivered by PE pursuant hereto; and

b.           any breach of any covenant or obligation of PE contained in this Agreement or any agreement delivered pursuant hereto; and

c.           any Unassumed Liability of PE and/or /PE Affiliates provided that Holdings did not exercise its rights pursuant to Section 3.3.

9.3          Indemnification by Holdings.  Holdings shall hold harmless and indemnify PE, PE Affiliates, and their respective managers, members, directors, officers, equityholders, employees and agents (the "PE Indemnified Parties") from and against, and shall compensate and reimburse each of them for, any Losses that are directly or indirectly suffered or incurred by any PE Indemnified Party, or to which they may otherwise become subject at any time (regardless of whether such Losses relate to any third-party claim) and that directly or indirectly arise from or are directly or indirectly connected with:

a.           any breach of any of the representations or warranties made by Holdings in this Agreement or in any of the certificates or other agreements delivered by Holdings pursuant to this Agreement; and

b.           any breach of any covenant or obligation of Holdings contained in this Agreement or any agreement delivered pursuant to this Agreement; and

c.           any Assumed Liability; provided that any Loss arising out of same is not a direct or indirect result of a breach of any representation, warranty, covenant or other agreement of PE hereunder.

9.4          Indemnification by URH.  URH shall hold harmless and indemnify PE, PE Affiliates, Holdings and Holdings Affiliates and their respective managers, members, directors, officers, equityholders, employees and agents (the "Indemnified Parties") from and against, and shall compensate and reimburse each of them for, any Losses that are directly or indirectly suffered or incurred by any Indemnified Party, or to which they may otherwise become subject at any time (regardless of whether such Losses relate to any third-party claim) and that directly or indirectly arise from or are directly or indirectly connected with:

a.           any breach of any of the representations or warranties made by URH in this Agreement or in any of the certificates or other agreements delivered by URH pursuant to this Agreement; and

b.           any breach of any covenant or obligation of URH contained in this Agreement or any agreement delivered pursuant to this Agreement.

9.5          Limitation of Damages.

a.           An Indemnifying Party shall not be required to make any indemnification payment pursuant to this Article 9 until such time as the total amount of all Losses (including the Losses arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more Indemnified Parties has or have otherwise become subject, exceeds Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate.  At such time as an Indemnified Party’s Damages exceed $250,000.00, the Indemnifying Party shall indemnify the full amount of such aggregate claims and all resolved claims thereafter, subject to any other applicable limitations under this Article.

b.           Notwithstanding any other provision in this Agreement, no indemnifying party shall be required to make payments for indemnification claims in the aggregate under this Agreement in excess of Ten Million and No/100 Dollars ($10,000,000.00).

c.           Absent fraud, no Party or other Person shall be entitled to recover special, punitive, consequential or incidental damages with respect to any breach of any representation, warranty or covenant under this Agreement, and under no circumstances shall such damages be considered Damages under this Agreement; provided that the Parties agree that any damages incurred by a Party due to a third-party claim that are special, punitive, consequential or incidental damages with respect to such third-party claim shall be considered Damages hereunder.

9.6          Claims.

a.           If an Indemnified Party (the “Claimant”) wishes to assert an indemnification claim, the Claimant shall deliver to all other Parties a written notice (a “Claim Notice”) setting forth:

(i)           the specific representation, warranty, covenants or obligation alleged to have been breached by the Indemnifying Party;

(ii)          a detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty, covenant or obligation or the relevant Liability that existed prior to the Closing; and

(iii)         a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

b.           Any and all indemnification payments made by an Indemnifying Party to a Claimant, shall be paid in cash payment within ten (10) days of demand and if not so paid shall incur interest at the legal rate in effect in the State of Delaware per annum until paid in full.  Until paid, any unpaid portion of the Damages shall be offset against the Indemnifying Party’s Distributions, if any, as such term is defined in the LLC Agreement, and as such distributions may be made from time to time in accordance with the LLC Agreement.

c.           The indemnification provided for hereunder shall not give the Indemnifying Party any right to participate in the selection of counsel for an Indemnified Party or the conduct or settlement of any dispute or proceeding for which indemnification may be claimed, which shall in all events be in Indemnified Party’s sole and reasonable discretion.

9.7          Exclusive Remedy.  Except as otherwise set forth in this Agreement and for remedies that cannot be waived as a matter of law, the indemnification remedies and other remedies provided in this Article shall be the exclusive remedies with respect to breaches of representations, warranties or covenants under this Agreement or for Unassumed Liabilities.  Accordingly, the exercise by any Party or other Person of any of the Party’s or Person’s rights under this Article shall be deemed an election of remedies and shall be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party or Person may be entitled to exercise with respect to such breaches.

ARTICLE 10.

Notices

Any notices or deliveries which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of the date and time that the same are hand delivered or are delivered (or delivery is attempted) by overnight courier or by the United States Postal Service, Certified Mail, return receipt requested, postage prepaid, and addressed to the Parties hereto or their designated representatives as set forth immediately below, or to such other addresses as the Parties hereto shall from time to time designate to the others by notice in writing as herein provided.

If for PE, to	Private Escapes Holdings LLC
ATTN: Richard Keith
314 East Mountain Avenue
Suite 101
Fort Collins, Colorado 80524

With a copy to:	Ringenberg, Funk & Beller, P.C.
ATTN:  Joel M. Funk, Esq.
215 W. Oak St., 10th Floor
Fort Collins, CO 80521

If for Holdings to:	Ultimate Escapes Holdings, LLC
ATTN: Jim Tousignant
3501 West Vine Street
Suite 225
Kissimmee, Florida 34741

With a copy to:	Thomas A. Bartolozzi, Esq.
Weinstock & Scavo
3405 Piedmont Road, N.E.
Suite 300
Atlanta, Georgia 30305

If for URH to:	Ultimate Resort Holdings, LLC
ATTN: Jim Tousignant
3501 West Vine Street
Suite 225
Kissimmee, Florida 34741

With a copy to:	Thomas A. Bartolozzi, Esq.
Weinstock & Scavo
3405 Piedmont Road, N.E.
Suite 300
Atlanta, Georgia 30305

In the event that any notice or performance date shall be required to be performed on a weekend or legal holiday, then such date shall automatically be extended to the end of the next Business Day.

ARTICLE 11.

Miscellaneous

11.1        Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective executors, administrators, personal representatives, heirs, successor, and permitted assigns.

11.2        Governing Law.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of, the State of Delaware without regard to its conflict of laws provisions.

11.3        Headings; References.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever the context requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural.

11.4        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement may be signed by electronic signature such as facsimile transmission and such signatures shall be deemed to be original signatures.

11.5        Entire Agreement.  This Agreement, together with the Marketing Cooperation Agreement, is intended by the Parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof notwithstanding any representations, statements or agreements to the contrary heretofore or contemporaneously made.  In the event of conflict between the terms of this Agreement and the Marketing Cooperation Agreement, the Parties agree that the terms of this Agreement shall control in all instances.

11.6        Amendment.  This Agreement may be modified only by a written instrument signed by each of the Parties hereto.

11.7        Assignment.  None of the Parties shall assign any rights or delegate any duties under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

11.8        Time of Essence.  TIME IS OF THE ESSENCE IN THIS AGREEMENT.

11.9        Exhibits and Schedules.  All Exhibits and Schedules referred to in this Agreement shall be and are hereby incorporated into this Agreement by reference.

11.10      Severability.  In the event that any provision of this Agreement is found to be unenforceable or void either in whole or in part, the offending provision shall be construed as valid and enforceable only to the extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

11.11      Confidentiality.  The Parties each expressly covenant and agree as a condition of this Agreement that such Party shall not disclose to any third party the terms of this Agreement or any of the due diligence materials that are not already available to the general public, except (i) to its accountants, attorneys, investors, members and consultants as may be reasonably required for purposes of the transaction contemplated by this Agreement (provided such accountants, attorneys, investors, members and consultants shall likewise be bound by the confidentiality provisions hereof), and (ii) as may be required by direction of a court to provide such information in the course of legal proceedings.  In the event any Person seeks through legal process to obtain from a Party information concerning the terms and conditions of this Agreement, the Party upon whom such demand has been made shall provide reasonable notice thereof to the other Parties in the manner hereinabove specified for the giving and receiving of notices.

11.12      Publicity/Press Releases.  Neither Party, nor its respective affiliates and subsidiaries, shall issue any press release or make any public statement, with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, and in any event, no press release or other public announcement shall disclose any of the terms and conditions of this Agreement or any of the agreements contemplated to be executed hereby.  Further, neither PE (nor the PE Affiliates) nor Holdings (nor the Holdings Affiliates) shall make any statement that either states, implies or infers that Holdings (or the Holdings Affiliates) or PE (or the PE Affiliates) are employees, agents, partners, joint ventures of the other party or otherwise affiliated in any manner with each other without the prior written consent of the other or PE or Holdings, as the case may be.

11.13      Exclusivity.  In consideration of the Parties’ willingness to commit resources to conduct inspections in connection with this Agreement, forego other potential opportunities and incur legal, accounting, title and other incidental expenses necessary to evaluate the transactions contemplated by this Agreement, each Party agrees, that from the Effective Date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, that neither Party, nor any of its respective officers, directors, managers, agents, representatives, affiliates or representatives, will directly or indirectly, make, accept, solicit, negotiate, entertain, meet with any third party, or have any conversations or communication or reach any agreements or understandings whatsoever concerning the possibility of an acquisition or sale of any of their respective assets and/or properties except in the ordinary course of business, or involving any type of merger, unit exchange or other business combination regarding their respective business without the consent of the other Party;  provided however that such restriction shall not prohibit a Party from making, accepting, soliciting, negotiating, entertaining, meeting with any third party, or having any conversations or communications or reaching any agreements or understandings whatsoever with any third party concerning or relating  to raising additional capital, whether via debt financing, equity financing or some combination thereof or entering marketing arrangements with any third party that substantially similar to those expressly prohibited under the terms and conditions of the Marketing Cooperation Agreement.  In the event that either Party breaches any of its obligations under this Section 11.13, the non-breaching Party may terminate this Agreement by delivering written notice to the breaching Party, whereupon the breaching Party shall pay the non-breaching Party, One Million and No/100 Dollars ($1,000,000) as liquidated damages, it being recognized by the Parties that such liquidated damages are not a penalty but rather a constitute a reasonable pre-estimate of the actual damages reached after negotiation between the Parties, each of whom recognize and agree that such actual damages are impossible to determine at this time.  The Parties acknowledge and agree that the remedies set forth in this Section 11.13 are not cumulative with those remedies set forth in Sections 5.7(ii) and 6.2 of this Agreement, it being agreed that a Party’s election to pursue a remedy under this Section shall extinguish the right of such Party to pursue any other remedy provided for in this Agreement.

11.14      Attorneys’ Fees.  In the event of any litigation between the Parties under this Agreement, the prevailing party shall be entitled to recover, and the court is directed to order the other Party or Parties to pay to the prevailing party, in addition to any other relief awarded to the prevailing party, all reasonable attorney’s fees and disbursements of the prevailing party’s legal counsel in connection with the matter, together with court costs, through all trial and appellate levels.  The provisions of this subparagraph shall survive the Closing and any termination or cancellation of this Agreement.

11.15      Singular/Plural.  In construing this Agreement, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular and the use of any gender and all captions and paragraph headings shall be discarded.

11.16      Joint Effect.  The preparation of this Agreement has been a joint effort of the Parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the Parties than the other.

11.17      Cooperation.  Each Party will promptly execute and deliver any and all reasonable written further assurances that are necessary, convenient, or desirable to evidence, complete or perfect (or any combination thereof) the transactions contemplated by this Agreement, so long as no further assurance operates to impose any new or additional liability upon any Party.

11.18      No Third-Party Beneficiaries.  Unless specifically provided for in this Agreement, this Agreement shall not be construed to confer any rights, benefits, or remedies on any third Persons or entities other than the Parties to this Agreement and their affiliates.

11.19      Arbitration.  In the event of any dispute, claim or controversy concerning, arising out of, or relating to, this Agreement, its effect, the breach thereof, or the transactions contemplated by it, the same shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”).  The arbitration shall be before one neutral arbitrator to be selected in accordance with the AAA Rules and whose decision shall be rendered in writing.  The results of the arbitration shall be final and binding upon the parties, with costs paid by the Party who does not prevail in the arbitration, and judgment on the award may be entered in any court having jurisdiction thereof.  In rendering the award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware.  The arbitration shall be held in Atlanta, Georgia, or at such other place as may be selected by mutual agreement of the parties.  The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.  Neither Party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Holdings and PE, unless required to do so by order of a governmental authority, or as required by Holdings or PE’s auditors in connection with the preparation of audited financial statements, or as required by the disclosure requirements of any U.S. or foreign securities law, regulation or stock exchange rule, or if a petition to enforce arbitration is necessary to be filed with a court of competent jurisdiction.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has signed and sealed, or caused their duly authorized officers to execute, this Agreement, all on or as of the day and year first above written.

HOLDINGS:

Ultimate Escapes Holdings, LLC,
a Delaware limited liability company

By:	/s/ James Tousignant
James Tousignant, CEO

Date of Execution:

PE:

Private Escapes Holdings, LLC,
a Delaware limited liability company

By:	/s/ Richard Keith
Richard Keith, Managing Member, CEO

Date of Execution:

URH:

Ultimate Resort Holdings, LLC
a Delaware limited liability company

By:	/s/ James Tousignant
James Tousignant, CEO

Date of Execution:

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	Certificate of Organization of Ultimate Escapes Holdings, LLC
EXHIBIT B	Limited Liability Company Agreement of Ultimate Escapes Holdings, LLC
EXHIBIT C	PE U.S. Property
EXHIBIT D	PE Foreign Property
EXHIBIT E	PE Leased Property
EXHIBIT F	PE Excluded Property
EXHIBIT G	Holdings U.S. Property
EXHIBIT H	Holdings Foreign Property
EXHIBIT I	Holdings Leased Property
EXHIBIT J	Holdings Excluded Property
EXHIBIT K	Sypris/Ito Designated Real Property

SCHEDULES

SCHEDULE ONE	PE Affiliates
SCHEDULE TWO	Holdings Affiliates
SCHEDULE 1.3(a)	Sypris/ITO Settlement
SCHEDULE 2.1(d)	PE Real Property – Missing Appraisal(s)
SCHEDULE 4.1(e)	PE Needed Consents
SCHEDULE 4.1(f)	Exceptions to PE’s conveyance of Marketable Title
SCHEDULE 4.1(h)	PE Real Properties not situated on Public Property
SCHEDULE 4.1(k)	Legal Actions affecting PE Property
SCHEDULE 4.1(n)	Zoning Restrictions affecting PE Real Property
SCHEDULE 4.1(r)	PE Foreign Nationals
SCHEDULE 4.1(t)	PE Notice of Declaration violation claims
SCHEDULE 4.1(u)	Exceptions to Financial Statements-PE
SCHEDULE 4.1(v)	PE Obligations/Liabilities increased since Balance Sheet Date
SCHEDULE 4.1(y)	PE Patent, Trademark, Service Mark and Copyright applications and registrations
SCHEDULE 4.1(cc)	PE Insurance Policies
SCHEDULE 4.1(dd)	PE Ownership/Control of other entities
SCHEDULE 4.1(ee)	PE Benefit Plans
SCHEDULE 4.1(hh)	PE Reciprocal Easement Agreement, Recapture or Repurchase Rights
SCHEDULE 4.1(qq)	PE Resigned Members
SCHEDULE 4.2(e)	Holdings Needed Consents
SCHEDULE 4.2(f)	Exceptions to Holdings’ conveyance of Marketable Title
SCHEDULE 4.2(h)	Holdings Real Properties not situated on Public Property
SCHEDULE 4.2(k)	Legal Actions affecting Holdings Property
SCHEDULE 4.2(n)	Zoning Restrictions affecting Holdings Real Property
SCHEDULE 4.2(r)	Holdings Foreign Nationals
SCHEDULE 4.2(t)	Holdings Notice of Declaration violation claims
SCHEDULE 4.2(u)	Exceptions to Financial Statements-URH
SCHEDULE 4.2(v)	Holdings Obligations/Liabilities increased since Balance Sheet Date
SCHEDULE 4.2(y)	Holdings Patent, Trademark, Service Mark and Copyright applications and registrations
SCHEDULE 4.2(cc)	Holdings Insurance Policies
SCHEDULE 4.2(dd)	Holdings Ownership/Control of other entities
SCHEDULE 4.2(ee)	Holdings Benefit Plans
SCHEDULE 4.2(ff)	Agreements with Financial Advisors
SCHEDULE 4.2(hh)	Holdings Reciprocal Easement Agreement, Recapture or Repurchase Rights
SCHEDULE 5.2	Existing PE Title Defects
SCHEDULE 6.2(l)	Non-Competition Agreement
SCHEDULE 6.2(m)	Key Employees of PE
SCHEDULE 6.4(a)	PE CS Properties
SCHEDULE 6.4(b)	PE NONCS Properties
SCHEDULE 6.6	PE Settlement Offer

AMENDMENT NO.1 TO THIRD AMENDED AND RESTATED CONTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED CONTRIBUTION AGREEMENT (this “Amendment”), effective as of August 13, 2009, is by and among Private Escapes Holdings, LLC, a Delaware limited liability company (“PE”) on behalf of itself and all of its affiliates (such affiliates being sometimes referred to hereinafter as “PE Affiliates”), and Ultimate Escapes Holdings, LLC, a Delaware limited liability company (hereinafter referred to as “Holdings on behalf of itself and all of its affiliates (such affiliates being sometimes referred to as “Holding Affiliates”).  Throughout this Amendment, PE and Holdings are sometimes referred to as a “Party,” and collectively referred to as the “Parties.”  The Holdings Affiliates and PE Affiliates are collectively referred to as the “Affiliates.”

Reference is made to that certain Contribution Agreement dated as of September 7, 2007 by and among Holdings, Ultimate Resort Holdings, a Delaware limited liability company (“URH”) and PE, as amended and restated by that certain Amended and Restated Contribution Agreement among the Parties dated as of May 23, 2008, as further amended by that certain Second Amended and Restated Contribution Agreement among the Parties dated as of June 12, 2009, as further amended by the certain Third Amended and Restated Contribution Agreement amount the Parties dated as of July 21, 2009 (which may be amended or modified from time to time, together with all other related supplements, agreements, documents and instruments, and all annexes, appendices, exhibits and schedules thereto, the “Contribution Agreement”).  Capitalized terms used, but not defined, in this Amendment shall have the meanings specified in the Contribution Agreement.

WHEREAS, the Parties desire to amend the Contribution Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Paragraph 1.3 of the Contribution Agreement is hereby amended by adding the following definition of the term “AIP Properties” prior to the first definition therein:

“AIP Properties” shall mean any and all rights of PE and the PE Affiliates in or otherwise related to those certain properties identified and set forth on Exhibit “L” attached hereto, including, without limitation, any purchase agreements, option contracts, options, or other rights related to the acquisition of such properties, whether such rights are direct or indirect, or vested or non-vested, but excluding, however, PE’s obligations relating to such properties.

2.	The definition of the term “PE Property” within Paragraph 1.3 of the Contribution Agreement is hereby amended by:

Adding the words “, the AIP Properties” after the words “the PE FF&E”.

3.	Paragraph 1.4 of the Contribution Agreement is hereby amended by:

Replacing the words “July 28, 2009” with “August 14, 2009”.

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4.	Paragraph 5.2 of the Contribution Agreement is hereby amended by deleting said section in its entirety and substituting in its place the following:

“  5.2  Title - PE Real Property.  At Closing, the PE Real Property will be free and clear of any liens, claims, easement or encumbrances except for: (i) ad valorem Taxes not yet due and payable for the year in which the respective Closing occurs; (ii) all exceptions, restrictions and matters set forth in the title commitments (“PE Title Commitments”) delivered as of the Effective Date by PE to URH from the Title Company, excepting those matters, defects, objections or requirements set forth on Schedule 5.2 attached hereto (“Existing PE Title Defects”); and (iii) any existing mortgage in favor of CapSource (items (i), (ii)  and (iii) being hereinafter collectively referred to as the “PE Permitted Exceptions”). In the event that Holdings finds any additional matters affecting title to the PE Real Property, including the Existing PE Title Defects, other than the PE Permitted Exceptions (“PE Additional Exceptions”), Holdings may deliver to PE written notice of any such defects or objections and PE shall thereafter have until the earlier of: (x) August 19, 2009 or (y) the Closing Date, to cure or terminate any such defect or objection. If PE is unable or refuses to remove or cure such additional title objections pertaining to the PE Real Property, then Holdings may: (i) deliver to PE a notice terminating this Agreement, whereupon the Parties shall have no further rights or obligations hereunder other than the Surviving Obligations; (ii) waive any such matter or title defect and consummate the transactions contemplated herein; (or) one time only, to cause the Closing Date to be extended for a period of time not to exceed thirty (30) days, after which a termination or waiver may occur as provided in (i) or (ii) above.”

5.	Paragraph 6.1 of the Contribution Agreement is hereby amended by:

Replacing the words “July 31, 2009” with “August 31, 2009”.

6.	Paragraph 6.2(l) of the Contribution Agreement is hereby amended by:

Adding the words “at or prior to Closing” after the words “the form of which shall be attached hereto as Schedule 6.2(l)”.

7.	Paragraph 6.4 of the Contribution Agreement is hereby amended by:

Deleting the words “at least two (2) days prior to” from such paragraph.

8.
Except as specifically amended above, the Contribution Agreement remains in full force and effect in accordance with its terms and provisions. In no event shall this Amendment or any Party’s execution below be or result in a waiver of any breach or default of any other Party which is outstanding as of the execution hereof and the Parties acknowledge that each Party’s rights with respect to any such outstanding breach or default shall continue in accordance with the Contribution Agreement.  This Amendment may be executed in multiple facsimile counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

[Signatures appear on following page]

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IN WITNESS WHEREOF, each of the parties hereto has signed and sealed, or caused their duly authorized officers to execute, this Amendment, all on or, as of the day and year first above written.

HOLDINGS:

Ultimate Escapes Holdings, LLC,
a Delaware limited liability company

BY:	/s/ James Tousignant
James Tousignant – CEO

Date of Execution: 8/14/09

PE:

Private Escapes Holdings, LLC, a Delaware limited
liability company

By:	/s/ Richard Keith
Richard Keith, Managing Member, CEO

Date of Execution: 8/14/09

URH:

Ultimate Resort Holdings, LLC, a Delaware
limited Liability company

BY:	/s/ James Tousignant
James Tousignant, CEO

Date of Execution: 8/14/09

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